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Securities and Exchange Commission Registration No: 333-114564

                       SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549
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                                   Form SB - 2
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                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                SECOND AMENDMENT

                              UNITECH ENERGY CORP.
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             (Exact name of registrant as specified in its charter)

             Nevada                       1311                    86-1024733
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(State or other jurisdiction      (Primary Standard            (IRS Employer
    of incorporation or        Industrial Classification     identification No.)
     organization)                  Code Number)

                         Suite 400, 715 5th Avenue S.W.
                                Calgary, Alberta
                                     T2P 2XP
                                 (403) 461-8425
   --------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400
      -------------------------------------------------------------------
      (Name, address, including zip code, and telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
----------------------- --------------------- ------------------------- ------------------------- --------------------
    Title of each                                     Proposed                  Proposed
       Class of                                       Maximum                   Maximum                Amount of
    Securities to           Amount to be           Offering Price              Aggregate             Registration
    be Registered            Registered            per Share (1)             Offering Price               Fee
----------------------- --------------------- ------------------------- ------------------------- --------------------
Common Stock                 23,131,007                $0.70                 $16,191,704.90          $2,051.49
----------------------- --------------------- ------------------------- ------------------------- --------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Fixed offering price was set by the selling shareholders and all offers and sales will be made at a disclosed fixed price during the term of this offering.

                                   PROSPECTUS

                              UNITECH ENERGY CORP.

                         Suite 400, 715 5th Avenue S.W.

                                Calgary, Alberta

                                     T2P 2XP
                                 (403) 461-8425


   23,131,007 shares of common stock of Unitech Energy Corp. ($0.70 per share)

This is an offering of 23,131,007 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares.


The sales price to the public was set by the selling shareholders at $0.70 per share for a total of $16,191,704.90. The price of $0.70 per share is a fixed price and all offers and sales will be made at a disclosed fixed price during the term of this offering.


INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. See "Risk Factors," which begins on page 8.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, OR MADE ANY RECOMMENDATION THAT YOU BUY OR NOT BUY THE SHARES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is not an offer to sell or our solicitation of your offer to buy these securities in any jurisdiction where such would not be legal.


The date of this prospectus is September 21, 2004.

TABLE OF CONTENTS


PART I - Summary Information and Risk Factors..............................  6

Prospectus Summary.........................................................  6

The Offering...............................................................  6

Summary of Financial Information...........................................  7

Risk Factors...............................................................  8

Forward-Looking Statements................................................. 12

Use of Proceeds............................................................ 12

Determination of Offering Price............................................ 12

Dilution................................................................... 12

Selling Security Holders................................................... 12

Plan of Distribution....................................................... 17

Legal Proceedings.......................................................... 19

Directors, Executive Officers, Promoters and Control Persons............... 19

Security Ownership of Certain Beneficial Owners and Management............. 20

Description of Securities.................................................. 21

Interests of Named Experts and Counsel..................................... 21

Description of Business.................................................... 22

Management's Discussion and Analysis or Plan of Operation.................. 33

Description of Property.................................................... 39

Certain Relationships and Related Transactions............................. 39

Market for Common Equity and Related Shareholder Matters................... 40

Dividend Policy............................................................ 40

Executive Compensation..................................................... 41

Shares Eligible for Future Sale............................................ 42

Legal Matters.............................................................. 42

Securities Act Indemnification Disclosure.................................. 42

Experts.................................................................... 42

Transfer Agent............................................................. 42

Changes in and Disagreements with Accountants on Accounting and Financial
Disclosures................................................................ 42

PART II - Financial Statements............................................. 43

                                     PART I

                      SUMMARY INFORMATION AND RISK FACTORS.

                               PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we", "our", "us" or "Unitech" refer to Unitech Energy Corp., a corporation originally formed under the laws of the State of Nevada on July 16, 1998 as Power Professionals, Inc..

Unitech Energy Corp., a Nevada corporation, is a development stage company which has acquired 100% of the common stock of Unitech Energy Corporation, an Alberta corporation ("UCAN"). UCAN has developed a proprietary oil and gas well log database and search engine, "LeadScan", with the intention of using LeadScan to locate and produce oil and/or gas from the Western Canadian Sedimentary Basin. LeadScan uses computers to look at thousands of well logs in a fraction of the time it would take a geologist to do the same job manually. LeadScan is designed to accelerate the location of oil and/or gas, and may provide a competitive advantage to UCAN. UCAN intends to trade this potential competitive advantage for preferential interests in oil and/or gas prospects found by using LeadScan.

UCAN owns the LeadScan system, including the search software and digital well log database. UCAN owns 80.95% of the common stock of LogSearch, Inc., a Nevada corporation and LogSearch, Inc. owns the rights to market the LeadScan search engine in the United States. LogSearch, Inc. does not have marketing rights for our proprietary well log database as our well log data is for Canada only and has no application in the United States. UCAN owns the entire LeadScan system and plans to use it to directly participate in oil and/or gas exploration and production in Canada. UCAN plans to sell software through partially or wholly-owned subsidiaries or arms-length third parties.

UCAN plans to generate revenues from two sources:

     1.   Revenues from software license sales; and
     2.   revenues from production of oil and/or gas.

Our principal business address is Suite 400, 715-5th. Avenue. SW, Calgary, Alberta, T2P 2XP. Our telephone number is (403) 461-8425. Our fax number is
(403) 206-2439. Our website is www.leadscan.ca.


                                  THE OFFERING

THE OFFERING

Securities Offered:-----Up to  23,131,007  shares of common  stock.  The  securities being offered are those of the existing shareholders only.


Price per share:--------$0.70 as determined by the selling  shareholders.  The price of $0.70 per share is a fixed price and all offers and sales will be at a disclosed  fixed price  during the term of this offering.

Securities Issued
And Outstanding:--------23,242,857 shares of common stock, $0.001 par value.

                                       6

THE OFFERING - continued

Use of Proceeds:--------We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Plan of Distribution:---We are unaware of the nature and timing of any future  sales of our common stock by existing security shareholders.

Registration Costs:-----We  estimate  our total  offering  registration  costs to be
                        $26,458.50.

SUMMARY OF FINANCIAL INFORMATION


The following summary financial information for the periods stated summarizes certain information from our consolidated financial statements included elsewhere in this prospectus. The 2004 acquisition by Unitech (Nevada) of Unitech (Canada) will be treated as a reverse merger, under which the legal acquiree (Unitech - Canada) will be treated for accounting purposes as the acquirer. Accordingly, historical financial information presented after the acquisition will be that of Unitech (Canada). Unitech (Canada) has changed its business model in that it no longer licenses its proprietary technology in Canada. The effect of this change is that results of operations are not indicative of future results. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.


------------------------------ -------------- --------------- ----------------
                                 Nine Month
                                Period Ended    Year Ended       Year Ended
   Income Statement            July 31, 2004  October 31,2003  October 31,2002
------------------------------ -------------- --------------- ----------------

Revenues                         $     27,317   $      71,022   $       11,472
------------------------------ -------------- --------------- ----------------

Net Income (Loss)                $   (168,459)  $      57,054   $     (145,751)
------------------------------ -------------- --------------- ----------------

Net Income (Loss per Share)      $     (0.00)   $        0.01   $        (0.03)
------------------------------ -------------- --------------- ----------------

------------------------------ -------------- --------------- ----------------
   Balance Sheet
------------------------------ -------------- --------------- ----------------

Total Assets                     $    399,739   $     147,705   $       49,498
------------------------------ -------------- --------------- ----------------

Total Current Liabilities        $     17,645   $      14,656   $       22,041
------------------------------ -------------- --------------- ----------------

Shareholders' Equity (Defecit)   $    324,691   $     133,049   $       27,457
------------------------------ -------------- --------------- ----------------

                                  RISK FACTORS

The potential market for our services may not develop as we expect and/or we may not be able to achieve the level of revenues we require in order reach profitability or to even continue to operate.

We have generated approximately Cdn$30,000 in revenues from our new business model. This was a single payment that was paid to us as a signing bonus from our joint venture partner, Rival Energy, and was a one-time event. The payment consisted of 50,000 shares of Rival Energy stock that was trading at $1.00 per share at the time of the transaction. The Rival stock was restricted from sale until August 1, 2004, at which time the price of the Rival shares had dropped to approximately $0.60 per share. We have sold all of the Rival stock and realized approximately Cdn$30,000 in net proceeds. We do not know at this time whether other joint venture partners will pay a signing bonus and, if so, what the amount of that bonus will be.

Assuming little or no revenues, we may not be able to continue in operation once we have expended our current cash reserves. The proposed plan for growth relies on management's ability to structure participation agreements with oil and gas operators whereby we receive revenues from the production of oil and/or gas at special rates and/or management's ability to structure software marketing agreements that will generate revenues from the licensing of the UCAN software. Typical joint ventures in the oil and gas business provide for a company that performs the prospect generation to receive 50% of the production from the prospect without putting up any drilling funds. Financial partners commonly accept 50% of the production in return for providing 100% of the drilling funds. This is commonly known as a "2 for 1" or a "100-for-50" deal. What we hope to achieve is to be able to trade the use of our LeadScan system for part of the prospect generator participation, thereby gaining revenues without having to provide drilling funds. We cannot accurately predict the acceptance of our proposed plan in the marketplace, or the time frame in which any revenues will be achieved. We have informally researched the market to get an indication of its potential, but the possible results of how we may be able to participate are unpredictable at this time.

A decrease in current demand for oil and gas could ultimately result in the failure of our business and the loss of your entire investment.

The current strength in the oil and gas business could decrease resulting in a substantial decrease in demand for our service. This could result in Unitech remaining unprofitable, which, in turn, could ultimately result in termination of our activities and the loss of your entire investment.

We may find it difficult to compete with established oil and gas operating companies for opportunities which would make it difficult or impossible to compete and generate sufficient revenues to continue as a going concern.

Due to the participation business approach, we compete with all oil and gas operating companies in an effort to participate in oil and gas opportunities. It is reasonable to expect that most, if not all, of these competitors may be better capitalized and have established relationships in the oil and gas business that we do not have. As a result it may be very difficult, or even impossible, for us to compete and Generate sufficient revenues to continue as a going concern, and you could lose your entire investment (See "Competition").

Our failure to carry liability insurance could result in losses to us in the event of litigation that could affect our ability to continue our operations.

We presently have no liability insurance coverage and we do not anticipate acquiring any in the future. If we are involved in any litigation resulting from our activities, it is possible that we could be forced to expend substantial sums on legal fees even if there is no basis for naming Unitech as a defendant. Further, we could be subject to an award for damages in the event we are found liable in any such litigation. Even if we ultimately win in any such litigation, there can be no assurance that any decision will not result in consequent loss to us and, therefore, to our investors and shareholders. Further, we may not have sufficient financial resources to fund any such litigation or pay any such damage awards which could affect our ability to continue as a going concern and you could lose your entire investment.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities that may affect our ability to generate revenues and continue to operate as a going concern.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or which we may elect not to insure. If we incur any such liability we may not have the financial resources to withstand any such event and could affect our ability to generate revenues and operate as a going concern and you could lose your entire investment.


Management Factors

Management has other interests that require their attention and this could lead to poor management and a loss of investor funds.

Mr. Durward, our President our primary management decision maker, has other business interests which require his attention. Mr. Durward has no contractual time commitments with any of the companies he is involved with, including our company, and he allocates time as he sees fit on an as-required, when-required basis. Practically, Mr. Durward devotes the majority of his time to our company. Mr. Durward believes that it is not possible to specify management time allocations at this time. Should Mr. Durward not devote sufficient time and attention to the affairs of Unitech, Unitech could fail and you could lose your entire investment.

Lack of management experience in the proposed business of Unitech may result in unsatisfactory performance or complete failure of our company.

Because our management has limited direct experience in the type of business within which we are planning to operate, investor funds may be at high risk of loss due to this inexperience of the officers and directors who will be making business decisions. Specifically, management has limited experience in contract negotiation, drilling operations, land acquisition and virtually all other aspects of the oil and gas business. This lack of experience may result in their inability to run a successful business. There is no assurance that Unitech will ever produce earnings and you could possibly lose your entire investment.

Loss of current management could result in the cessation of our business activities.

The current management is the only personnel available to develop and implement our proposed business, and it is possible that we would not have sufficient capital to hire personnel to continue this work should management for any reason cease or be unable to continue to work. Without personnel to replace officers, directors and management, we could not continue to operate and you could lose your entire investment. The present management acquired their controlling interest in Unitech on February 10, 2004 by virtue of management's controlling interest in UCAN (See "Certain Transactions.")

Our officers and directors control our operations and matters requiring shareholder approval and therefore have the ability to significantly influence all matters requiring shareholder approval.

The officers, directors and major shareholders will own 59.37% of our common stock and will be in a position to continue to control our company. As a result, our officers, directors and major shareholders will have the ability to significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow our officers and directors to control the future course of our company. Such close control presents a material risk to the investor because our entire operation is dependent on a very few people who could lose their ability, or interest in pursuing our business objectives. Our officers and directors do not intend to purchase any of the shares in this offering.


Technical Factors

Unitech's underlying software and databases may prove to have no value which could result in a failure of our company.

Our primary asset is our "LeadScan Well Log Search Engine" which includes the LedScan software and proprietary digital well log database. This system was expensed as it was created and, due to accounting rules, is not recorded on the Unitech or UCAN balance sheet as an asset. Based upon management's previous experience in database formation and sales, we believe that this asset has significant value, but there is no assurance that any value at all may be recovered in the future. This could result in the failure of our company and the loss of your entire investment.

Unitech is relying on a non-standard business model that is not proven to be acceptable within the oil and gas industry and as a result we may never generate revenues, achieve profitability, or continue to operate as a going concern.

While typical oil and gas service providers charge set fees to their customers, we are initially pursuing a "prospect participation" model whereby we provide our services for low/no up-front cost in return for being allowed to directly participate in prospects generated via our technology. This approach may prove to be unacceptable and as a result we may never generate revenues, achieve profitability or continue to operate as a going concern, and you could lose your entire investment.


Financial Factors

Our business may not generate sufficient revenues and profits to cover expected expenditures in the foreseeable future and failure to raise additional funds upon acceptable terms to cover such expenditures could result in a complete failure of our company and the loss of your entire investment.

As of the date of this prospectus, we have generated only minimal revenues from our proposed business, and profits are not expected in the foreseeable future. . The unaudited balance sheet for the period ended July 31, 2004 shows a stockholder's equity of $324,691 and working capital of approximately $320,484. We estimate that we have sufficient funds for supporting approximately eighteen
(18) months of current operations. If we are not able to generate profits from the operations of our business, we may need to raise additional capital. There is no assurance that we will be able to raise sufficient capital to meet our continuing needs under terms we would consider to be acceptable. If we are unable to obtain additional financing as may be required in the future, we may not be able to implement our business and growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate possible acquisitions, compete effectively in our marketplace or even survive as a going concern and you could lose your entire investment..

We have no present intention to pay dividends to our shareholders in the foreseeable future.

Since we do not anticipate that we will pay dividends in the foreseeable future, the investor will only profit by the increase in value of our common shares. Our profits, if any, during the next several years will necessarily be used to develop and possibly expand the business.

There can be no assurance that our common stock will ever be publicly traded or appreciate significantly in value and investors may not be able to find purchasers for their shares of our common stock.

Even after the distribution of the shares is completed, there is no assurance a market in our shares will develop. If a market does develop for our common stock, at best, it may only qualify for trading on the OTC Bulletin Board operated by the NASD, which may result in a lack of liquidity for our shares and you may not be able to liquidate your investment and realize a return on your investment.

Shareholders could experience substantial dilution if we issue additional shares of our capital stock.

While there are no immediate plans to issue additional securities, we contemplate issuing additional securities in the future to provide the capital for participation obligations. The issued securities could be highly dilutive to our existing shareholders and could result in a decrease in the value of your investment.

Penny stock regulations may have the effect of reducing the trading activity in the secondary market for our stock that becomes subject to those penny stock rules.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

                           FORWARD-LOOKING STATEMENTS


You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions that may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

                                 USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 23,131,007 shares offered by the selling shareholders. We will, however, pay the costs of registering those shares.

                         DETERMINATION OF OFFERING PRICE

The shareholders set the offering price of the common stock at $0.70 per share. The shareholders arbitrarily set the offering price based upon their collective judgment as to a price per share they were willing to accept. The price of $0.70 per share is a fixed price and all offers and sales will be made at a disclosed fixed price during the term of this offering.

                                    DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering.

                            SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of September 15, 2004, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. However, we assume that all shares registered hereunder shall be sold.

The following table provides as of September 15, 2004, information regarding the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling shareholders, including:

1.   The number of shares owned by each prior to this offering;
2.   The total number of shares that are to be offered for each;
3. The total number of shares that will be owned by each upon completion of the offering;
4.   The percentage owned by each; and
5.   The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 23,242,857 shares outstanding on September 15, 2004.


     Selling Shareholders          Shares of     Shares of    Shares of     Percentage
                                  Common Stock    Common     Common Stock    of Common
                                  Owned Prior   Stock to be   Owned After   Stock Owned
                                  to Offering   Offered for  the Offering   Before the
                                                   Sale                      Offering
--------------------------------- ------------ ------------- ------------- -------------
Christopher A. Kolacy                   50,000        50,000             0        0.22%
--------------------------------- ------------ ------------- ------------- -------------
CDNX Fund, LLC (1)                   1,100,000     1,100,000             0        4.73%
--------------------------------- ------------ ------------- ------------- -------------
TSX Venture Fund, LLC                1,100,000     1,100,000             0        4.73%
--------------------------------- ------------ ------------- ------------- -------------
Premier Equity Fund, LLC             1,100,000     1,100,000             0        4.73%
--------------------------------- ------------ ------------- ------------- -------------
Aaron Barnhardt                        668,375       668,375             0        2.88%
--------------------------------- ------------ ------------- ------------- -------------
Jay Jordan Barnhardt (2)             1,000,000     1,000,000             0        4.30%
--------------------------------- ------------ ------------- ------------- -------------
Danny Dalla-Longa (3)                1,000,000     1,000,000             0        4.30%
--------------------------------- ------------ ------------- ------------- -------------
Luciano Dalla-Longa                    650,000       650,000             0        2.80%
--------------------------------- ------------ ------------- ------------- -------------
James Ericksteen (4)                   172,500        86,250        86,250        0.74%
--------------------------------- ------------ ------------- ------------- -------------
Gordon Rix                             100,000       100,000             0        0.43%
--------------------------------- ------------ ------------- ------------- -------------
Daniel Allen                             1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Kirk Aulin                               1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Patricia Aulin                           1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Steve Aura                               1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------


                                       13

SELLING SECURITY HOLDERS - continued

     Selling Shareholders          Shares of     Shares of    Shares of     Percentage
                                  Common Stock    Common     Common Stock    of Common
                                  Owned Prior   Stock to be   Owned After   Stock Owned
                                  to Offering   Offered for  the Offering   Before the
                                                   Sale                      Offering
--------------------------------- ------------ ------------- ------------- -------------
Peter Baines                             1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Douglas Barrett                          1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Stan Bott                                1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Doris Durante                            1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Jeannie Durante                          1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Randy Durante                            1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Peter Durante                            1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Mike Finch                               1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Darlene Gouin                            1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Edwin Gouin                              1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Gary Ireland                             1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
David Laforge                            1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Nancy Laforge                            1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Sharon Lorence                           1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Brett McLean                             1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Andy Miller                              1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Gary Moore                               1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Dionne Newman                            1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Mike Newman                              1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Dave Pehl                                1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Kelley Pehl                              1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Steven Rodgers                           1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Everett Sponaugle                        1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Sandy Sponaugle                          1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Darryl Tateishi                          1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Mike Tateishi                            1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------


                                       14

SELLING SECURITY HOLDERS - continued

     Selling Shareholders          Shares of     Shares of    Shares of     Percentage
                                  Common Stock    Common     Common Stock    of Common
                                  Owned Prior   Stock to be   Owned After   Stock Owned
                                  to Offering   Offered for  the Offering   Before the
                                                   Sale                      Offering
--------------------------------- ------------ ------------- ------------- -------------
Darryl Walker                            1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Jim Weiler                               1,000           200           800        *
--------------------------------- ------------ ------------- ------------- -------------
Lonstadt Electrical (Magna Group)       46,953        46,953             0       0.202%
(5)
--------------------------------- ------------ ------------- ------------- -------------
Joe Alberding                          127,164       127,164             0       0.547%
--------------------------------- ------------ ------------- ------------- -------------
Richard Albert                         112,046       112,046             0       0.482%
--------------------------------- ------------ ------------- ------------- -------------
Robb Beeman                             56,023        56,023             0       0.241%
--------------------------------- ------------ ------------- ------------- -------------
Nesbitt Burns In Trust for Kevin
Bennett                                176,073       176,073             0       0.758%
--------------------------------- ------------ ------------- ------------- -------------
Roger Brundrit                          58,691        58,691             0       0.253%
--------------------------------- ------------ ------------- ------------- -------------
Darryl Cozac                           669,076       669,076             0       2.879%
--------------------------------- ------------ ------------- ------------- -------------
Christiaan Crous                       156,509       156,509             0       0.673%
--------------------------------- ------------ ------------- ------------- -------------
Gustav and Roberta Dubois               35,215        35,215             0       0.152%
--------------------------------- ------------ ------------- ------------- -------------
James Durward                        9,495,792     9,495,792             0      40.855%
--------------------------------- ------------ ------------- ------------- -------------
Greenspan Marketing Ltd. (6)           261,441       261,441             0       1.125%
--------------------------------- ------------ ------------- ------------- -------------
Franz Granacher                         97,818        97,818             0       0.421%
--------------------------------- ------------ ------------- ------------- -------------
Jean Halaburda                           3,735         3,735             0       0.016%
--------------------------------- ------------ ------------- ------------- -------------
James Hanley                           355,702       355,702             0       1.530%
--------------------------------- ------------ ------------- ------------- -------------
Michael Hopkins                        489,091       489,091             0       2.104%
--------------------------------- ------------ ------------- ------------- -------------
Robyn Jacobson                          96,395        96,395             0       0.415%
--------------------------------- ------------ ------------- ------------- -------------
Bill Jenkins                            58,691        58,691             0       0.253%
--------------------------------- ------------ ------------- ------------- -------------
Kristine Johnson                        97,818        97,818             0       0.421%
--------------------------------- ------------ ------------- ------------- -------------
Katherine Kramer                       117,382       117,382             0       0.505%
--------------------------------- ------------ ------------- ------------- -------------
Dana Laustsen                           58,691        58,691             0       0.253%
--------------------------------- ------------ ------------- ------------- -------------
Nick Lazarchuk                           3,735         3,735             0       0.016%
--------------------------------- ------------ ------------- ------------- -------------
Robert Lee                             127,164       127,164             0       0.547%
--------------------------------- ------------ ------------- ------------- -------------
Dean Lindberg                           29,345        29,345             0       0.126%
--------------------------------- ------------ ------------- ------------- -------------


                                       15

SELLING SECURITY HOLDERS - continued

     Selling Shareholders          Shares of     Shares of    Shares of     Percentage
                                  Common Stock    Common     Common Stock    of Common
                                  Owned Prior   Stock to be   Owned After   Stock Owned
                                  to Offering   Offered for  the Offering   Before the
                                                   Sale                      Offering
--------------------------------- ------------ ------------- ------------- -------------
Magdy Makhlouf                          55,134        55,134             0       0.237%
--------------------------------- ------------ ------------- ------------- -------------
George Marquardt                        89,637        89,637             0       0.386%
--------------------------------- ------------ ------------- ------------- -------------
Eric Martens                            39,127        39,127             0       0.168%
--------------------------------- ------------ ------------- ------------- -------------
Bernard McKenna                        186,744       186,744             0       0.803%
--------------------------------- ------------ ------------- ------------- -------------
Merril Lynch Inc. In Trust for
Jim Hamper                              58,691        58,691             0       0.253%
--------------------------------- ------------ ------------- ------------- -------------
Merril Lynch Inc. In Trust for
Magdy Makhlouf                          39,127        39,127             0       0.168%
--------------------------------- ------------ ------------- ------------- -------------
Mark Morrill                            56,023        56,023             0       0.241%
--------------------------------- ------------ ------------- ------------- -------------
Duane Nelson                           121,686       121,686             0       0.524%
--------------------------------- ------------ ------------- ------------- -------------
Sheila O'Shea                          401,944       401,944             0       1.729%
--------------------------------- ------------ ------------- ------------- -------------
Carlo Poli                              37,349        37,349             0       0.161%
--------------------------------- ------------ ------------- ------------- -------------
Lexor Holdings Inc.                    261,441       261,441             0       1.125%
--------------------------------- ------------ ------------- ------------- -------------
Carlanne Poli-Huber                     52,288        52,288             0       0.225%
--------------------------------- ------------ ------------- ------------- -------------
Tim Hoar                                44,818        44,818             0       0.193%
--------------------------------- ------------ ------------- ------------- -------------
Patricia Rawnsley                        3,735         3,735             0       0.016%
--------------------------------- ------------ ------------- ------------- -------------
John Reed                              392,162       392,162             0       1.687%
--------------------------------- ------------ ------------- ------------- -------------
Neil Runions                           462,777       462,777             0       1.991%
--------------------------------- ------------ ------------- ------------- -------------
Neil Runions                           295,048       295,048             0       1.269%
--------------------------------- ------------ ------------- ------------- -------------
Chris Saunders                         218,757       218,757             0       0.941%
--------------------------------- ------------ ------------- ------------- -------------
Gordon Skulmoski                       234,763       234,763             0       1.010%
--------------------------------- ------------ ------------- ------------- -------------
Perminder Ubhi                         186,744       186,744             0       0.803%
--------------------------------- ------------ ------------- ------------- -------------
John Van de Pol                        242,767       242,767             0       1.044%
--------------------------------- ------------ ------------- ------------- -------------
Wildahl Enterprizes                     39,127        39,127             0       0.168%
--------------------------------- ------------ ------------- ------------- -------------
J. Andrew and Iris    Williams          19,564        19,564             0       0.084%
--------------------------------- ------------ ------------- ------------- -------------
Total                               23,242,857    23,131,007       111,850         100%
--------------------------------- ------------ ------------- ------------- -------------

     (1)The CDNX Fund, LLC, the Premier Equity Fund, LLC, and the TSX Venture Fund, LLC are all controlled by Canam Capital Corp. which is controlled by Jay Jordan Barnhardt.

     (2) Jay Jordan Barnhardt, individually and through his company Taurus Capital Group, Inc., provided consulting services to us.

     (3) Danny Dalla Longa, individually through his company Dalco Capital, Ltd., provided consulting services to us.

     (4) James Ericksteen provided consulting services to us.

     (5) 100% owned by John Hodgson

     (6) 100% Owned by Lavana Fitzgerald

     *Less than 0.005%


To our knowledge, except for Christopher A. Kolacy and James Durward, both directors and officers of Unitech, and Danny Dalla Longa and Jay Jordan Barnhardt, both consultants to our company, none of the selling shareholders:


1. Has had a material relationship with Unitech other than as a shareholder as noted above at any time within the past three (3) years;
2. Has ever been an officer or director of Unitech; or 3. Are broker-dealers or affiliated with broker-dealers.



                              PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading; 2. in privately negotiated transactions; or 3. in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.70. The price of $0.70 per share is a fixed price and all offers and sales will be made at a disclosed fixed price for the duration of this offering.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resale's by non-affiliates holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to have our shares of common stock registered on the OTC Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.70 per share and all offers and sales will be made at a disclosed fixed price during the term of this offering.. Selling shareholders may also sell in private transactions. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase our common stock.

In January 2000, the Commission issued an interpretative letter to the NASD which concluded that promoters or affiliates of a blank check company and their transferees would act as "underwriters" under the Securities Act when reselling the securities of a blank check company. Such letter also indicated that the Commission believed that those securities can be resold only through a registered offering. Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of such Rule.

The Commission also believes that shareholders who obtain securities directly from a blank check issuer, rather than through promoters and affiliates, may not use Rule 144 to resell their securities, since their resale transactions would appear to be designed to distribute or redistribute securities to the public without compliance with the registration requirements of the Securities Act.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.

                                LEGAL PROCEEDINGS

No legal proceedings are currently being undertaken for or against Unitech, nor are we aware of any contemplated proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving the Company are as follows:

Name               Age Positions               Term Commenced   Term Expired
----------------- ---- ---------------------- ----------------- --------------
James Durward      50  President, Treasurer,  February 10, 2004 February 9, 2005
                       Director
Christopher A.     32  Director,Secretary     February 10, 2004 February 9, 2005
Kolacy

The foregoing persons may be deemed "promoters" of Unitech, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Mr. Durward devotes approximately sixty percent (60%) of his time to the combined business of Unitech, UCAN and LogSearch.Inc. and the remainder of his time to his other business interests as set out below. Mr. Durward regularly works 70 to 80 hours per week and devotes approximately 45 hours a week to Unitech and its affiliated companies.

Mr. Durward has been the President of LogSearch, Inc. since March 2, 2004.

Mr. Kolacy is not a full time employee of Unitech and devotes less than five percent (5%) of his time, or approximately 1 hour per week to the business of Unitech and its affiliated companies.

James Durward, Director, President, Treasurer, Age 50: Mr. Durward has served as president, treasurer and director of Unitech since February 10, 2004. Mr.
Durward is also the president of both UCAN and LogSearch, Inc., UCAN's 80.95%-owned subsidiary. From October, 1999 to the present Mr. Durward is the

CEO of Unitech Energy Corp. ("UCAN"), a private energy-related image analysis concern. From September, 1996 to September, 1999, Mr. Durward was President and CEO of International Datashare Corporation ("IDC"), a company previously listed on the Toronto Stock Exchange (now merged into Divestco) specializing in the creation of oil and gas databases and data analysis software. In 1992, Mr. Durward was a founder and head of Business Development at Virtual Universe Corporation, a company specializing in graphical multi-user, real-time network applications. In 1996, Mr. Durward consulted in the structuring of Net:X America Inc., an Oregon corporation developing a stock trading platform, and that company's subsequent listing on NASD OTC Bulletin Board. Mr. Durward is also the President and a Director of Emission Differentials Ltd., a company developing an emissions trading business. Mr. Durward is also the President of Puroil Technology Inc. a venture capital company involved in the formation and financing of startup companies. Mr. Durward is a high school graduate.

Christopher A. Kolacy, Director, Secretary, Age 32: Mr. Kolacy has served as a director and secretary of Untitech since February 10, 2004. Mr. Kolacy is also a Director and Secretary of UCAN since February 10, 2004. Mr. Kolacy is a full-time employee and administrator of Canam Capital Corp., a firm invovolved in the financing of startup companies and venture capital. From 1996 to 1999, Mr. Kolacy was a personal trainer at Desert Mountain Resort in Scottsdale, Arizona. From 2000 to 2002, Mr. Kolacy served as Office Manager and Assistant to the President of Mountain Desert Properties, Inc. in Scottsdale Arizona. His responsibilities included sales, marketing web site design and client relations. Since 2002, Mr. Kolacy has served as Administrative Vice President for CanAm Capital Corp. in Los Angeles, California where he oversees all administrative functions of the company. In 1995, Mr. Kolacy earned a B.S degree in Sports Medicine from University of Arizona. Mr Kolacy is a Director of Panoshan Marketing, Corp. He devotes less than 5 percent "5%" of his time to the business of Panoshan Marketing Corp. He has not served, and currently does not serve as an officer or director for any other public company other than Panoshan Marketing, Corp.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth, as of September 15, 2004, certain information with respect to the beneficial ownership of our common stock by (i) each director and officer of Unitech, (ii) each person known to Unitech to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.


----------------------------------- ---------------------------- ---------------
Name of Beneficial Owner or Name of    Shares of Common Stock         Percent
        Officer or Director               Beneficially Owned
----------------------------------- ---------------------------- ---------------
James Durward                                9,495,792                 40.85%
Director/President/Treasurer
3632-13 St. SW
Calgary, Alberta,
T2T 3R1
----------------------------------- ---------------------------- ---------------

----------------------------------- ---------------------------- ---------------
Name of Beneficial Owner or Name of    Shares of Common Stock         Percent
        Officer or Director               Beneficially Owned
----------------------------------- ---------------------------- ---------------
Christopher A. Kolacy                           50,000                  0.20%
Director/Secretary
421 Shirley Pl. #2
Beverly Hills, CA 90212
----------------------------------- ---------------------------- ---------------
Jay Jordan Barnhardt                         4,300,000                  18.5%
2271 Century Hill
Los Angeles, California
90067

----------------------------------- ---------------------------- ---------------
Total Directors/Officers/                   13,845,792                 59.37%
Five Percent Owners

----------------------------------- ---------------------------- ---------------

                            DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of the company consists of 100,000,000 shares of common stock having a par value of $.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

There are no preemptive rights regarding the common stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in our company.

                             DESCRIPTION OF BUSINESS

                              Corporate Information

We were originally incorporated under the laws of the State of Nevada on July 16, 1998 as Power Professionals, Inc.. Prior to its acquisition of UCAN, Power Professionals, Inc. engaged in no operations or fund raising activities other than seeking a merger or acquisition candidate since its inception.

On December 30, 2003, Power Professionals, Inc. changed its name to Unitech Energy Corp.

On January 28, 2004, Deanna Olson, an officer and director of our company, returned 212,500 shares of our common stock held in her name to our treasury. On January 28, 2004, Kevin Ericksteen, an officer and director of our company returned 212,500 shares of our common stock held in his name to our treasury. Thereafter, we had 575,000 shares of common stock issued and outstanding.

On January 28, 2004, our Board of Directors authorized a 30 to 1 forward split of our common stock. After the forward split, we had 17,250,000 shares of our common stock issued and outstanding.

On January 28, 2004, after the forward split, we issued 850,000 shares of our restricted common stock to an accredited investor for an aggregate purchase price of $425,000. The shares were issued pursuant to exemptions from registration as set forth in Regulation D and Section 4(2) of the Securities Act of 1933. Upon the issuance of said shares, we had 18,100,000 shares of our common stock issued and outstanding.

On February 10, 2004, we issued an aggregate of 5,142,857 common shares to the shareholders of UCAN in exchange for 5,717,563 shares of UCAN pursuant to a Share Exchange Agreement dated January 31, 2004 (the "Share Exchange Agreement"). The issuance increased the amount of our issued and outstanding shares to 23,242,857 from 18,100,000. Our President, James Durward, along with his consultants, Dalco Capital, Ltd. ("Dalco"), controlled by Danny Dalla Longa, and Taurus Capital Group ("Taurus"), controlled by Jay Jordan Barnhardt, negotiated the terms of the Share Exchange Agreement with our former President, Kevin Ericksteen, and his consultant, James Ericksteen. James Ericksteen is Kevin Ericksteen's father. James Ericksteen was introduced to Mr. Durward by
Danny Dalla Loga, who received 1,000,000 shares of our common stock as a finder's fee. James Ericksteen introduced Kevin Ericksteen and Power
Professionals, Inc. to Mssrs. Dalla Longa and Durward. There was no written agreement between us, UCAN and/or Mr. Dalla Longa. Dalco and Taurus each received options to purchase 334,400 shares of our common stock at $0.18 per share as payment for their consulting services. There are no written agreements between our company and either Taurus or Dalco with respect to these transactions. James Ericksteen received 172,500 shares of our common stock for his consulting services rendered to us in connection with the negotiation of the Share Exchange Agreement. There is no written agreement between James Ericksteen and our company. Kevin Ericksteen and Deanna Olsen are no longer involved in any aspect of our company. Neither Tuarus, Dalco nor James Ericksteen are registered broker-dealers. Their role in the transaction was to provide business advice to UCAN and Mr. Durward in structuring the transaction.

Our executive offices are located at Suite 400 715 5th Ave. S.W. Calgary, Alberta T2P 2X6.

Since UCAN is the current operational company and represents substantially all of the Unitech operations at the date of this prospectus, the following discussion concerns UCAN's development and operations.

History
-------

Unitech completed the acquisition of 100% of UCAN on February 10, 2004. UCAN (formerly Technical Exploration Group Inc.) was incorporated in October, 1999 for the purposes of developing an oil and gas well log search system, LeadScan, with the intention of using LeadScan to locate and produce oil and/or gas in the Western Canadian Sedimentary Basin. After over three years of full-time processing by an array of 25 computers, LeadScan now contains approximately 300,000 searchable digital oil and gas wells and approximately 900,000 well logs. The unique, proprietary system contains a database that is more than one terabyte in size and is complemented by proprietary pattern recognition software. The digitization of the database required the use of specially designed software installed into 25 PCs connected in series. The conversion with the 25 PCs took 36 months of processing time to generate the entire database.


The LeadScan system was developed by UCAN and considered fully developed in the fall of 2003.

UCAN owns the LeadScan system and has licensed the United States marketing rights for the software, without the database, to its 80.95%-owned subsidiary, LogSearch, Inc.. UCAN retains the rights to all other markets. This license was granted in order to separate software sales from oil and/or gas exploration activities and to minimize any perceived conflict of interest in these two activities. UCAN is the entity that will carry out all direct oil and/or gas exploration and production activities. UCAN plans to generate revenues from two sources:

         (1) Revenues from software license sales; and
         (2) Revenues from production of oil and/or gas.

Approximately Cdn$100,000 in revenues were generated during the 2003 fiscal year as the system was used by multiple oil and gas operators and consultants in the later part of 2003. UCAN has begun to enter into joint venture relationships with operating oil and gas companies whereby UCAN may profit from the application of its technology through a variety of joint venture mechanisms.

Reveneus generated in 2003 were from licensing the LeadScan software and from consulting activities, activities that are not expected to continue with the new direct participation business model where revenues are expected to have their source in oil and/or gas production. As at the date of this prospectus, no revenues have been received from oil and gas production but approximately Cdn$30,000 has been received as a non-recurring bonus from our unaffiliated partner, Rival Energy Ltd..

We plan to enter into agreements with joint venture partners whereby the partner will provide geological direction as to what to look for in our well log database and will develop drilling prospects from the results of a LeadScan search. Typically this includes a geologist telling us what subsurface formation to look in and what combination of well log readings to look for. Once the results of the search are received, the geologist can then perform "what if" analysis on the results by changing his parameters, thus allowing the geologist to compare and rate the results in differing scenarios. We plan to then participate with the prospect generating company in the drilling of prospective wells. We anticipate that our participation, in the case where we are providing drilling funds, will be limited to approximately 25% and in the case where we are not providing drilling funds, to a gross overriding royalty of between 2% and 5%. It may also be the case where we provide a third parties money to drill our portion of the well and that we derive revenue from a portion of the production revenue attributed to the third party participation. All operational aspects of drilling and producing wells will be carried out by the partners. Subsidiaries

Unitech owns 100% of Unitech Energy Corp. ("UCAN"), an Alberta corporation. UCAN is the developer and owner of the LeadScan system and is the oil and gas exploration and production operation of the company. UCAN owns 80.95% of LogSearch, Inc., a Nevada company established to market the UCAN software in the United States.

Background
----------

UCAN's primary asset is its ownership of the proprietary "LeadScan" geological search system. The purpose of this system is to accelerate the generation of oil and/or gas leads and the location of oil and/or gas. Acceleration is accomplished by computerizing the geological well log search process which, without LeadScan, is done manually by retrieving and visually scanning individual well logs. Accelerated location of oil and/or gas is significant because many oil and gas exploration companies are looking for the same thing, in the same place, at the same time and the ones that get there first are often the ones that receive the benefit of the best prospects. Acceleration factors are in the order of hundreds or thousands of times. The geoscience disciplines of engineering, geophysics and petrophysics are fully computerized, and the demand from these disciplines is what has driven the creation of digital well log databases, but the geological discipline remains largely a laborious manual process, the tools of which, literally, are pencils and crayons. Geologists spend their working hours looking manually at well logs and the numeric values contained within these logs, to try to determine the structure of subsurface formations and what is contained in those formations. This is a long and laborious task that often yields no positive results. The LeadScan system allows for computerized searching of the well log values and this translates into significant time savings for the user. It is this time savings that is the basis for LeadScan's acceleration ability. Rather than looking at a few hundred well logs in a week, LeadScan can look at tens of thousands in the same time frame. This saves substantial amounts of time and allows the geologist to focus on areas where the well logs indicate the presence of oil and/or gas.

The LeadScan system has two main parts:

     1. the digital well log database - this was generated over a period of three years using a bank of 25 computers running full time. We wrote the necessary conversion software to convert pictures of logs into searchable digital versions and we own both the software and the digital database. We pay no royalties to any other party. To management's knowledge, no other party has a searchable database of this type and size. Other digital well log databases exist and are licensed by data vendors to oil and gas companies. It is management's opinion, based on our President's experience gained while running an oil and gas data vendor for three years, that our searchable well log database is significantly larger than any other Canadian oil and gas digital well log database and that our database offers substantially more utility due to its size;

     2. the Search engine software - also developed internally, we own it and we have licensed the United States marketing rights to UCAN's

          80.95%-owned subsidiary, LogSearch Inc.. This software allows the user to input a series of geological parameters to direct the system what to look for. The system routinely performs searches of 30,000 well logs during a typical week-long processing session.

A substantial, additional benefit is the ability of the user to perform geological "what if" analysis, an ability not generally available without this system. This translates directly into a competitive advantage and reduced prospecting costs for the user. To our knowledge, there is only one other system like it in the world and that system was developed by the developer of LeadScan, namely the President of Unitech, James Durward. LeadScan is fully developed and has been licensed and used in Canada since the Spring of 2002 by a variety of oil and gas companies. UCAN no longer offers Canadian licenses to LeadScan, rather it has elected to use LeadScan for its own account to directly participate in the exploitation of the by-passed hydrocarbon which has been found by the system. The Canadian version of LeadScan includes a vast proprietary digital well log database (>1 terabyte (1 trillion bytes)) as feedstock into the system. The system runs on the MicroSoft Windows platform. James Durward, the President of Unitech, specified the system and is the primary inventor.

Present and Proposed Business Activities
----------------------------------------

The LeadScan system was in beta-test mode from the spring of 2002 to late summer of 2003. In management's opinion, LeadScan is fully developed, meaning that LeadScan can use multiple geological parameters to search a digital well log database, and was licensed and beta-tested in Canada in the Spring 2002 by a variety of unrelated third-party oil and gas companies. Beta-testing is a software development term that is used when potential customers are provided partially developed software and those potential customers use the software and report deficiencies and/or request desired features. These companies presumably used LeadScan in their operations but did not report back specific oil and gas location results. Management believes that it is not in those Canadian companies' interest to assist our company as we are one of their competitors. Approximately Cdn$100,000 in revenues were generated during the 2003 fiscal year. These revenues were a result of several LeadScan annual licenses, representing approx. 70% of the annual revenues and where the company installed the LeadScan system at the client premises, consulting revenues, representing approximately 25% of the revenue and where UCAN took direction from the client but ran the searches on UCAN's computers at UCAN's offices, and system rental charges representing approximately 5% of the revenues and where UCAN installed portions of the system on rental computers installed at the client offices. Upon expiry of the annual licenses, UCAN elected to not renew in order to have exclusive use of the LeadScan system. There is one license still existing which expires in November, 2004. This license has not been updated for approximately 18 months and the underlying system is less developed than the current version of LeadScan. James Durward, president of UCAN, has several years direct experience in developing and executing marketing plans for oil andgas software systems. This experience was gained primarily during his employement by International Datashare Corporation. Since Mr. Durward is the President of Unitech, UCAN and LogSearch, all three of these companies have access to Mr. Durward's experience. The LogSearch subsidiary has one other director, Darryl Cozac, that has over 10 years experience in software development and marketing, much of it gained during his employment at International Datashare Corporation.

When a LeadScan system was licensed to a client, the client would purchase sufficient computer resources to host the system. Typically this involved the purchase of a Windows-based computer and a large disk drive. We would then install our software and database on the client computer. There were no security features to protect the Company's database or software. When a license expired, we would go to the client's and delete the LeadScan system form their computer.

Mr. Durward transferred his rights to the LeadScan system to UCAN in return for his controlling share position in UCAN. This was done when UCAN was first formed in November, 1999 and there was no written agreement. There are no royalties payable to Mr. Durward and UCAN has full ownership of the LeadScan system.

UCAN has begun to enter joint venture relationships with operating oil and gas companies whereby UCAN may profit from the provision of its technology through a variety of joint venture mechanisms.

At present UCAN has one joint venture agreement in place with Rival Energy Ltd. an oil and gas exploration company that is listed on the Toronto Stock Exchange ("RGY"). The joint venture agreement ("JVLU") provides for RGY to issue 50,000 shares of its common stock to UCAN, at a deemed price of Cdn$1.00, which stock has been received by UCAN but has not been sold and is currently trading at approximately Cdn$0.60 per share, and to pay a fee ranging of between 1% and 2.5% of any capital expenditure by RGY, with a minimum of Cdn$20,000 to a maximum of Cdn$100,000, that relate to any transactions where RGY has used the LeadScan system and where the expenditures are made pursuant to any future arrangements with certain major oil and gas exploration companies. The JVLU also provides for UCAN to participate up to 25% in wells drilled by RGY where RGY has initiated the use of LeadScan without any agreement with a third party exploration company. Unitech does not have any obligation to pay RGY anything. RGY is the first of a series of anticipated partnerships, and management believes that Unitech's successs or failure is not dependent on the RGY agreement, or any other agreement, as Unitech is not restricted from acting directly and solely on its own account.

Unitech, directly and through its UCAN subsidiary, plans to enter into a variety of this type of joint ventures over the next 24 months. These joint ventures may be in a variety of forms, from direct participation in oil and gas prospects, to software licensing in areas where UCAN has no underlying database. UCAN has no database in the United States and plans to license its software in the United States as UCAN has no exploration-related activities in that country.

To this end, on March 2, 2004, UCAN incorporated a new subsidiary in the State of Nevada called LogSearch, Inc. to commercialize the software system in the United States. ) UCAN owns 80.95% of LogSearch, Inc. and UCAN is 100% owned by Unitech. It is planned that the new partially owned subsidiary will act to establish channel distribution agreements with US distributors in order to generate revenues from software sales.

Channel distribution agreements are business arrangements made between supplier of software products and companies that are established for the purpose of marketing third-party software. An example of such a channel is www.rockware.com. Typical arrangements are for the channel partner to receive a percentage of the gross sale price of the software, often in the 20% to 40% range depending on negotiation at the time the agreement is signed, in return for its marketing and support functions. There are no channel distribution agreements in place at this time.

LogSearch plans to distribute the LeadScan software in the United States through channel distribtion partners. There are no such agreements in place at this time.

The principal terms of the agreement between UCAN and LogSearch are:

     1. UCAN hereby provides exclusive commercialization rights, to the Unitech database management system and analysis software known as LeadScan, to LogSearch, within the United States of America;

     2.   UCAN will provide software updates and support functions for LeadScan;

     3. LogSearch will issue 14,000,000 shares of LogSearch common stock to UCAN, said 14,000,000 shares representing the total issued and outstanding shares of LogSearch at the time of issue. Of the 14,000,000 shares, 4,000,000 are attributed to the commercialization rights and 10,000,000 are issued in return for US$20,000 ($0.002 per share);

     4.   LogSearch   and   UCAN   will   seek   financing   for  the   LeadScan
          commercialization and both commit to pursue the "going public" process as soon as practically possible.

LogSearch, Inc. has filed a registration statement in order to become a reporting issuer in the United States.

In the next six (6) months, Unitech will pursue arrangements for the listing of its securities on the NASD OTC Bulletin Board and the establishment of its stated business operations.


Current Market Size
-------------------

Our management,  through their own research, has determined that there are three
(3) primary uses for the LeadScan technology:

1. Use of LeadScan as a "lever" into preferential participation agreements.

Currently, UCAN has entered into a joint venture with a Canadian public oil and gas company ("Rival") whereby LeadScan is provided, in a limited fashion, meaning that the users do not have direct or unlimited usage of the LeadScan system, to a rotating series of large Canadian oil and gas companies. Rival is an unrelated third party. The agreement contemplates Rival approaching the large oil and gas companies and allowing those companies to use LeadScan, on a no-charge basis, to search for oil and/or gas. UCAN staff will then work directly with the large company geologists to determine what to look for using LeadScan. The initial service to be provided by UCAN to Rival is the ability to present the LeadScan usage to the large company without the large company having to pay a cash fee for such use.

UCAN is entitled to a sliding scale fee upon the expenditure of funds by Rival pursuant to the JVLU summarized elsewhere in this document. The sliding scale fee means that increased expenditure by Rival results in a decreased percentage payable to Unitech.

There are no fees charged up front for the initial service with the hope that a preferential status may be established and opportunities offered to Rival and UCAN in the future. Rival has agreed to pay UCAN 50,000 shares of its common stock (at the time of the transaction these shares were worth approximately Cdn$50,000) plus a sliding compensation scale of between Cdn$20,000 to Cdn$100,000 per project, dependant upon expenditures made by Rival in relation to the agreement, in return for this right. To date, no revenue has been generated by exploitation activities.

This is what is meant by the term "lever" - the obtaining of leverage in negotiation in order to receive advantageous working arrangement. UCAN is not required to provide any funding for this arrangement. Revenue potential from this type of arrangement is difficult to project as no comparable business model exists and success is totally dependent upon Rival's (or other future JV partner's) success in obtaining favourable status.

2. Use of LeadScan to identify oil and/or gas for direct exploitation and production.

This type of arrangement will only work in Canada as this is where UCAN has its Digital Well Log database. In this case, UCAN can use LeadScan to identify by-passed hydrocarbon in existing wells and seek to acquire the land and/or rights directly. This arrangement often requires a significant amount of up-front risk capital to acquire the desired lands as well as additional funds for drilling and completing so is not the favoured arrangement. This said, UCAN may pursue such an arrangement if the opportunity is deemed worthy.

A typical arrangement provides for UCAN approaching a potential partner and offering the use of the LeadScan system in return for the right to participate in the drilling and production of any wells resulting from the LeadScan search. In this case, if a well was to cost $500,000 to drill, and UCAN had a 25% participation right, UCAN would need to provide $125,000 to pay for its participation. Without being able to use LeadScan, UCAN would be forced to pay a premium on the participation and that premium is known as a "promote". The current general level of "promote" is 100% in that a party providing funding only will provide 100% of the costs in return for 50% of the production. In UCAN's case, UCAN's cash contribution suffers no promote and UCAN effectively receives 100% for 100% of its contribution. This is how the use of LeadScan acts as a "lever" to gain advantageous drilling participation rights. The effect is that UCAN does not have to endure the cost of supporting an entire geoscientific personnel force, typically an engineer, a geologist, a petrophysicist, and a landman while receiving the same participation arrangement as companies that do support such staff. This structure is designed to result in higher profit margin that normal due to the reduced overhead.

This is how UCAN intents to "lever" the use of LeadScan into better-than-usual participation agreements

3. Sale of licenses to operators who may not offer participation opportunities.

Many companies do not offer the type of relationships anticipated above. These companies may want to license the system for their own internal use at a fixed cost. UCAN management has direct experience in this type of licensing and plans to pursue this style of arrangement. To exploit this market in the USA, UCAN has formed a US-based subsidiary, LogSearch, to pursue this type of arrangement outside of Canada. UCAN management believes that approximately 100 oil and gas companies are the primary targets for the LeadScan system as offered by
LogSearch in the USA. The conclusion that there are approximately 100 oil and gas companies in the U.S. that constitute the primary and likely potential users of the LeadScan system in the U.S. is based on both internet searches, which included sites such as http://www.rigzone.com, and our President's personal experience which was gained whilst he was the President of International Datashare Corporation, a company that provided well log digitizing services and database management systems to oil and gas companies worldwide. This is due to the belief that those companies are of sufficient size to possess, or have direct access to, a well log database that could be used as feedstock for the LeadScan system as offered by LogSearch in the USA. Someone with access to a digital well log database could load that database into LeadScan and these companies would then use LeadScan to search their digital well log databases in an attempt to find oil and gas in the United States. They would load their digital well log data into LedScan at their own premises and then enter the desired search parameters. It is planned that these companies will be contractually precluded from loading well log data from outside the United States as well as a practical restriction due to LeadScan not being able to load well log data that does not reside in the United States. It is anticipated that the LeadScan system could be licensed to those large corporations for up to $100,000 per year for a full site license.

A typical licensing arrangement with a client company could provide for the client to contact the channel distribution partner and for that partner sign the client to a software licensing agreement and to then email the software to the client.

Secondary targets are those companies that have access to digital well log data from the various digital well log data vendors. These are generally smaller companies that would have fewer users and consequently pay significantly less for site licenses. Pricing is expected to be in the $5,000-$10,000 range in these instances. Further market research will be required to determine final pricing and offering models.

Current market conditions
-------------------------

High commodity prices have kept all facets of the oil and gas business very active. In management's opinion, which opinion is based on reviews of industry-related publications such as the Nickles Daily Oil Bulletin, the industry is experiencing large inflows of capital from both profits and equity investments. On-shore exploration is becoming more difficult and expensive as the various hydrocarbon-bearing basins mature, and prospects decrease in size. The Western Sedimentary Basin is becoming more developed and new reserves are becoming increasingly more difficult to find. Thus, new methods of finding and exploiting reserves is becoming more important.


Companies are desirous of exploiting oil and/or gas in order to profit from satisfying the demand for these commodities. In management's opinion, which opinion is based on reviews of industry-related publications such as the Nickles Daily Oil Bulletin, the net result is that companies are relying more heavily on technology to find and exploit hydrocarbon. In management's opinion, of particular interest are proprietary technologies that may provide and accelerate competitive advantage; technologies such as UCAN's LeadScan.

Competition
-----------

To our knowledge, there are no other systems like the LeadScan system (other than the prototype for the LeadScan system) that permit the user the ability to perform parameter-based searches. Manual lead generation methods where the user literally cuts and pastes paper copies of well log sections in order to generate the outline of an image representing the extent of subsurface formations supported by images and image viewers offered by service providers such as Riley's Electric Log/A2D, MJ Systems and IHS Energy are the norm. These companies each possess the feedstock image data so a competing product developed by them may have a significant competitive advantage over the LeadScan product. Possession of the feedstock data, i.e. the well logs that are used to generate the digital database and without which no digital database can be created, could provide the basis for a competitor to develop and market a competing product that includes a digital database which could reduce the desireability of the LeadScan software marketed by UCAN or LogSearch. If any of these companies developed a competing product, and licensed it to the general market, LeadScan could lose its competitive advantage. Management believes that if any company began to develop a competing system, it would take at least 3 years to develop at a cost in excess of $1 million. Management plans to direct UCAN and LogSearch to compete based on the features which are primarily, in Unitech's case its database size, and in both Unitech's and Logbase's case, the ability to perform user-defined and parameter-based searches, of its LeadScan system and/or software. Management believes that Unitech/LogSearch can also compete on price because we have the ability to lower our prices to match or beat any competitor. As at the date of this prospectus, and beyond as set out above, management is not aware of any direct competitors to either the Unitech business or the LogSearch business.


                   Dependence on One or a Few Major Customers


Currently, we do depend on Rival Energy as our sole customer.

              Patents, Trademarks, Franchises, Concessions, Royalty
                         Agreements, or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

            Need For Government Approval for its Products or Services

We are not required to apply for or have any government approval for our products or services. We do not require any government approvals for our intended exploration and production activities but our partners will require government approval to drill and produce oil and/or gas wells. There is a well-developed approval system in Canada but these approvals are beyond our control and the ability of our partners to secure such approvals will have a direct impact on our planned activities and future cash flows. Management believes that it is impossible to predict the effect of the necessary approval process at this time.

               Effect of Governmental Regulations on our Business

We will be subject to federal laws and regulations that relate directly or indirectly to our operations. We will be subject to common business and tax rules and regulations pertaining to the operation of our business in the State of Nevada.

              Research and Development Costs for the Past Two Years

We have made no research and development expenditures in the past two years. However, our 100%-owned UCAN subsidiary has expended approximately $500,000 for research and development costs in the past two years. These costs are primarily comprised of computer equipment and salaries related to developing the LeadScan system. UCAN's LogSearch subsidiary has made no research and development expenses in the past two years.

     Costs and Effects of Compliance with Environmental Laws and Regulations

Environmental regulations have had no materially adverse effect on our operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent that laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs, our business and prospects could be adversely affected.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry. We believe that our operations comply, in all material respects, with all applicable environmental regulations.

We plan to participate only with operating partners that maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks and our Company could fail entirely in the event of an unexpected environmental disaster for which the Company may be held responsible.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labour, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

                           2004 Equity Incentive Plan

The Board of Directors ( the "Board") adopted the 2004 Equity Incentive Plan (the "Plan") in February 2004. The Plan authorizes the Board or a committee, which administers the Plan, to grant stock options, stock appreciation rights, restricted stock and deferred stock awards to our officers, other key employees and consultants.

A total of 2,000,000 shares of common stock are available and reserved for issuance under the terms of the 2004 Equity Incentive Plan. In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the stock, the Board or committee may make an equitable substitution or adjustment in the aggregate number of shares reserved for issuance under the plan. We have granted options to purchase up to 768,800 shares of our common stock, all of which are vested, as of the date of this prospectus.

Option Grants
-------------

The 2004 Equity Incentive Plan permits the granting of incentive stock options, as defined by the Internal Revenue Code, and nonqualified stock options. Incentive stock options may only be granted to our employees. The term of any stock option is set by the Board or committee, but cannot exceed (10) ten years in the case of incentive stock options. Stock options become exercisable, in full or in installments, for shares of common stock at the time determined by the Board or committee.. The exercise price per share of stock options is determined by the Board or committee at the time of grant, but must be equal to 100% of the fair market value of our common stock on the date of grant.

Restricted Stock Awards
-----------------------

The Board or committee may also award non-transferable restricted shares of our common stock to our officers and key employees. Such restricted shares will be subject to such conditions and restrictions as the Board or committee may determine. The Board or committee will determine to whom restricted shares will be granted, the number of shares to be awarded, the price, if any, to be paid by the recipient, the times within which such awards may be subject to forfeiture and all other conditions of the award. During the restriction period set by the Board or committee, the recipient may not sell, transfer, pledge or assign restricted shares awarded to the recipient under the 2004 Equity Incentive Plan. If a recipient of restricted stock terminates employment for any reason other than death, disability or retirement prior to the end of the restriction period determined by the Board or committee, we shall have the right to repurchase or reacquire any or all unvested shares held by such person as of the date of such termination of employment.

                               Number of Employees

We currently employ, through our UCAN subsidiary and its LogSearch subsidiary, two full time and two part-time personnel. One full time person is a computer programmer and the other full time person is a geological technician. The two part-time people are the President and the Secretary. The President provides all management and strategic services to our company as well as UCAN and LogSearch and the Secretary provides administrative services on an "as-needed" basis.

                          Reports to Securities Holders

We intend to provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We are currently subject to disclosure filing requirements, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

The following discussion is intended to provide an analysis of our condition and Plan of Operation and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

Assuming no revenues, Unitech and its UCAN subsidiary have sufficient cash resources to operate at the present level of expenditure for the next eighteen
(18) months. Depending upon a variety of factors that may effect our business plan and expected operations, including the situation where we participate in the drilling of oil and/or gas wells, we may seek to raise additional capital in the future either through debt, equity or a combination of both. Management cannot accurately predict the amount of capital that would be required because it is not known how many wells would be participated in, the level and/or type of such participation, or the cost of the well(s). However, we may participate in the drilling of one or more oil and/or gas wells by providing access to our LeadScan system in return for a royalty on any resultant production (and where we provide no cash), or by bringing in third party partners that provide the participation funding and provide us with a carried interest, meaning that we are provided a percentage of their production produced by said participation without our providing any cash, in which either case we would have no cash requirement. This means that we could participate in oil and/or gas production revenues with no cash requirement beyond our day-to-day operating costs and therefore would not necessarily have to raise additional capital for operations within the next 12 months. In these types of scenarios, royalties are typically in the 2% to 4% range and are negotiated on a case-by-case basis. Because we have no definitive drilling plans in place at this time, management cannot confidently predict our future capital requirements. We may also acquire other assets through the issuance of stock. No assurances can be given that such efforts will be successful. We have no specific plans at present for raising additional capital or acquiring other assets.

Over the next 12 months, We:

     a)   plan no significant product research and development;
     b)   have no expected purchase or sale of any significant equipment; and
     c)   have no expected significant changes in the number of employees.

Over the next 12 months we plan to focus on the establishment of partnerships that may lead to drilling participation opportunities, which opportunities may, or may not, require additional funding. These activities generally involve meetings with potential partners, which potential partners are located via

Internet searches and through telephone book reviews, in an attempt to establish partnership agreement. Our technical department will perform usual database updates and maintenance and will assist any partners with their desired LeadScan searches. These activities will all be funded by cash reserves, which reserves management believes are sufficient to allow our business to survive for the next 12 months without any revenues.

Management Overview
-------------------

Our Company is attempting to develop and execute a new type of business operating model within the oil and gas industry. Traditionally, the oil and gas industry is comprised of two main sectors:

the exploration and production companies that locate and produce oil and/or gas, and the service companies that provide the support for the exploration and production company's activities.

The general understanding in the oil and gas industry is that if a company is a service company in Canada, it cannot be an exploration company in Canada due to either real or perceived conflict of interest concerns. This has the effect of shutting the service companies out of the majority of profits made in the oil and gas business.

Our company is planning to maximize our proprietary technical advantage, provided by our LeadScan technology, and profitability, by using our technology to gain preferential participation agreements when operating as an exploration and production company in Canada. We also plan to operate as a service company in the United States through our 80.95%-owned Nevada-based subsidiary, LogSearch, Inc., to which we have licensed the right to market the LeadScan software in the United States. LogSearch does not have the right to market the digital well log database because the data in the database is all Canadian in origin and has no application in the United States. LogSearch's other shareholder, Puroil Technology Inc. is 91.7% owned by James Durward, the President of our company and the President of LogSearch. Puroil is a venture capital company that finances start-up companies. This structure was put in place in order to further separate the activities of UCAN and LogSearch and to provide additional capital to be used in the development of the software business without burdening UCAN or our Company with the start-up expense. LogSearch has filed a registration statement with the intention of becoming a reporting and publicly-traded issuer that will not be reliant on our Company or UCAN for its ongoing operations.

Our 100%-owned UCAN subsidiary management has concluded that the best way to maximize the profit potential of our LeadScan technology was to trade the use of our technology for preferential participation rights in exploration and production prospects in Canada and to license the LeadScan software in other markets where we are not active in the exploration and production end of the industry. For our Canadian oil and gas operations in Canada, we have one main operating partner at this time and we plan to add another four partners before over time. We want to have more than one partner so that we may gain the advantage of multiple intellectual exploration approaches without most of the expense associated with this advantage. We plan to work with our partner's technical teams in order to locate and produce hydrocarbon within the Western Canadian Sedimentary Basin.

The maturization of the Western Canadian Sedimentary Basin and onshore United States means that smaller pools of oil and/or gas are being relied upon to make up for declining production from currently producing wells as they drain their pools. Geologists must look at more well logs than in the past because of the smaller pool size and the need to find multiple small pools in order to make up for the production decline of large pools. Management believes that this could accelerate the demand for our LeadScan system. This said, we cannot accurately predict when this expected increase would occur because we simply do not have enough information at this time.

The capital markets are currently active in supplying capital to the oil and gas business and we expect that it will remain so for the foreseeable future. We have operating capital for 18 months of operations at the current rate of expenditure. If we do not achieve profitability within that time frame, we will need to raise additional capital, which may not be available on terms acceptable to us.

The effect of these trends and events on our financial performance are that we are likely to see declining cash reserves and continued losses for the next 12 months in our oil and/or gas operations. We believe that we will receive revenues from software license sales and that those revenues may partially or completely offset those losses.

Uncertainties affecting our Business and how they relate to our financial performance

Our business model in new and untried and may not be successful. If we cannot attract partners on acceptable terms, and if those partners cannot acquire suitable oil and/or gas exploitation rights, we may not be able to generate revenues and out business may run out of cash and fail. We will not know our business model is performing until at least the first quarter of 2005 as this is when most of the drilling activity takes place in Canada.

The following is the history and projected future activities of Unitech in milestone format.

Milestones:

1. Acquire funding for ongoing operations.

Unitech issued 850,000 shares of common stock at $0.50 per share in return for $425,000.00, in February, 2004. These funds were allocated to the acquisition of UCAN and expenses related to that transaction.

2. Completed a private placement in an operating company.

Unitech completed a private placement in UCAN on Febraury 10, 2004. The private placement was for common shares of UCAN and was for a total of CDN$500,000. The subscription price was for CDN$0.23 per share for a total of 2,173,913 shares. At the completion of the private placement, we owned 30% of the issued and outstanding stock of UCAN.

3. Acquired the balance of UCAN stock upon which to base future expansion.

On February 10, 2004, we issued an aggregate of 5,142,857 common shares to the shareholders of UCAN in exchange for 5,717,563 shares of UCAN pursuant to a Share Exchange Agreement dated January 31, 2004. The issuance increased the amount of our issued and outstanding shares to 23,242,857 from 18,100,000.

UCAN (formerly Technical Exploration Group Inc.) was incorporated in October, 1999 for the purposes of developing an oil and gas well log analysis system, LeadScan, with the intention of using the system to locate and exploit bypassed hydrocarbons in the Western Canadian Sedimentary Basin. After approximately 3 years of full-time processing by an array of 25 computers, LeadScan now contains approximately 300,000 searchable digital oil and gas wells and approximately 900,000 well logs. The unique, proprietary system contains a database that is more than one terabyte in size and is complemented by proprietary pattern recognition software. The LeadScan system was considered fully developed in the fall of 2003. More than Cdn$500,000 has been expended to develop the system over the past four years. These expenditures were mainly for computer systems, general operating overhead, and salaries over the four year term. Approximately Cdn$100,000 in revenues were generated during the 2003 fiscal year as the system was used in the field by multiple oil and gas operators and consultants. UCAN has begun to enter joint venture relationships with operating oil and gas companies whereby UCAN may profit from the provision of its technology through a variety of joint venture mechanisms.

4. The establishment of commercialization ventures.

Unitech, directly and through its UCAN plans to enter into a variety of joint ventures over the next 24 months. These joint ventures may be in a variety of forms, from direct participation in oil and gas prospects, to software licensing in areas where Unitech has no underlying database. To this end, UCAN has established LogSearch, Inc. to commercialize the software system in the United States. It is planned that the new subsidiary will act to establish channel distribution agreements with US distributors in order to generate revenues from software sales.

Our January 14, 2004 agreement with our current exploration partner, Rival Energy Ltd ("RGY"), has had no material effect on our operations to date as we have not entered into any drilling agreements. The RGY agreement provided for RGY to issue 50,000 shares of their common stock, which was trading at approximately Cdn$1.00 per share at the time, to us. Due to regulatory delays in approving the issuance of the stock, we could not sell the stock until July 31, 2004 at which time the price had declined to approximately Cdn$0.60 per share. As a result, the value of the compensation has been reduced from approximately Cdn$50,000 to approximately Cdn$30,000. We recently sold all of the RGY for approximately Cdn$30,000 in net proceeds. At this time management does not anticipate any significant future benefit, beyond the RGY shares, from the RGY agreement. We do not anticipate using any joint venture accounting as we expect our participation revenues to come from agreements that do not require joint venture accounting.

RGY has informed us that they have had no success in negotiating drilling rights on an initial prospect that had its genesis in a LeadScan search directed by RGY personnel. It is anticipated that at some point in the future, such negotiation by RGY or some other partner, of which there are none at the present time, will be successful and that we will be called upon to supply an unknown amount of capital within a short period of time or we could lose our participation rights. In the event that we are successful in raising and supplying the required capital we would participate in the drilling of one or more wells and suffer the risks associated with such activity. Because we do not know the capital commitments at this time we cannot predict, with any accuracy, the effect that RGY's future activities would have on our cash reserves or cash flows. This said, we have the option of not participating in which case there would be virtually no effect on our cash reserves or cash flows.

After the effective date of this Registration Statement, we plan to pursue arrangements for the listing of our securities on the NASD OTC Bulletin Board and the establishment of our stated business operations. There can be no assurance that we shall obtain a listing of our securities.


                              Results of Operation

    Results of Operation for Year Ended October 31, 2003 and October 31, 2002

We earned revenues of $71,022 for the year ended October 31, 2003 compared to revenues of $11,472 for the year ended October 31, 2002. This increase is attributable to revenue from licensing the LeadScan system and consulting services revenue.

We had total assets of $147,705 at October 31, 2003, compared to total assets of $49,498 at October 31, 2002. This increase is attributable to an increase in cash and equivalents from $572 to $91,352 as the result of proceeds received from a lawsuit.

We had total current liabilities of $14,656 at October 31, 2003 compared to total current liabilities of $22,041 at October 31, 2002. This decrease is attributable to payment of trade payables.

At October 31, 2003, we had $91,352 in cash and cash equivalents, compared to $ 572 in cash and cash equivalents at the year ended October 31, 2002. This increase is attributable to proceeds from a victorious lawsuit.

Interest income decreased to for fiscal 2003 to $403 from $4,031 for fiscal 2002 as a result of not receiving the lawsuit proceeds until July of 2003, at which time the proceeds were placed in a low-interest bearing account.

General and administrative expenses were $202,425 for fiscal, 2003, compared to $4031 for fiscal 2002. The increase is primarily attributable to legal fees and expenses related to the lawsuit.

We had net income of $57,054 for fiscal 2003 as compared to a net loss of $(145,751) for fiscal 2002. The increase in net income is primarily due to the non-recurring event of the lawsuit.


Results of Operations for the nine month period ended July 31, 2004 and July 31, 2003

Again, our past results are not likely to be indicative of future results as our business model has changed and we no longer license UCAN's LeadScan product or consulting services in Canada. Therefore, our past licensing and consulting revenues will not be repeated and will not be available to offset operating expenses, resulting in a drain on cash reserves. Furthermore, we enjoyed an extraordinary cash infusion from a victorious lawsuit that also will not be repeated. As a result of these factors, management feels that no comparison with past financial results is relevant in predicting future cash flows or profitability.

For the period ended July 31, 2004 we had revenues of $27,317 as compared to $56,182 for the same period in fiscal year 2003. The decrease is mostly due to a decrease in consulting fees and licensing fees as a result of non-renewed license agreements.

General and administrative expenses increased during the period ended July 31, 2004 to $198,827, as compared to $150,404 for the same period in fiscal 2003, due to increased UCAN salaries and overhead payable for one additional employee and increased office space costs. The employee is no longer with UCAN.

Interest income increased during the period ended July 31, 2004 to $3,051 from $196 for the same period in fiscal 2003, primarily due to interest on the proceeds of private placement equity financing received by us.

For the period ended July 31, 2004 we sustained a net loss of $(168,459) compared to net income of $94,028 for the same period in fiscal 2003 due to non-renewed licensing agreements.


                         Liquidity and Capital Resources

At July 31, 2004, our total current assets of $326,960 exceeded total current liabilities of $17,645..

On January 28, 2004, we issued 850,000 shares of our common stock to an accredited investor for a cash investment of $425,000.

At July 31, 2004, we had cash and cash equivalents of $320,484. We are operating our business to maximize available resources (including cash), and have sufficient cash flow to cover all operations within the parameters and guidelines we have set for our operations for the next eighteen (18) months. It is our plan to focus on partnership agreements where we may participate in oil and/or gas production without having to provide any participation cash until such time as we have sufficient cash reserves, at management's sole determination, to participate with cash. Our current agreement with Rival Energy Ltd. does not require us to participate with cash but if we choose to do so, our intention is to attempt to raise such funds from a third party partner and to take a percentage of any production such third party receives. However, in certain circumstances we may need to raise additional capital in the future, which might not be available on reasonable terms or at all.

Managements opinion is that capital for oil and/or gas participation, and our ability to access such capital, is primarily as follows:

     1. debt - since our company has no production or substantial assets, it is unlikely that we would be able to borrow any funds in the foreseeable future;

     2. equity - in the absence of a public quotation, management believes that raising further equity will be doubtful. In the case of a public quotation, management believes that additional equity could be raised, but management has no idea as to the amount, timing, terms or conditions such equity investment may require, or that any such equity investment will be available on terms acceptable to us;

     3. third party partners may provide participation cash in return for the majority of the attributed production revenue. Our rate of return is unknown at this time and each situation will need to be negotiated at the time of occurrence. There is no assurance such participation cash shall be available on terms acceptable to us.

In the event of a financing occurring, management believes that the vast majority (95%+) of such financing would be specifically allocated to a certain project(s) with any remaining percentage allocated to general working capital. In this case, virtually no cash ever passes through our company so there is no impact on our company's cash position and liquidity until such time as production revenues are received. The timing of production revenues cannot be accurately predicted at this time.

Failure to raise capital when needed could adversely impact our business, operating results and liquidity. If additional funds are raised through the issuance of equity securities, the percentage of ownership of existing stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our Common Stock. Additional sources of financing may not be available on acceptable terms, if at all.

Our past results are not likely to be indicative of future results as our business model has changed and we no longer license UCAN's LeadScan product or consulting services in Canada. Therefore, our past licensing and consulting revenues will not be repeated and will not be available to offset operating expenses, resulting in a reduction of cash reserves. Furthermore, we enjoyed an extraordinary cash infusion from a victorious lawsuit that also will not be repeated. As a result of these factors, management feels that no comparison with past financial results is relevant in predicting future cash flows or profitability.

Once our common stock is registered and has a quoted market value, we intend to search out business opportunities that might be compatible with our stated business plan, and for which we might use our common stock to acquire assets and/or operations in such a manner as might result in increased liquidity.

                         Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

                             DESCRIPTION OF PROPERTY

We sub-lease a 1000 sq. ft. office space at Suite 400, 715-5th. Avenue. SW, Calgary, Alberta, T2P 2X62XP, at a rate of Cdn $1400 per month. The term of the lease is one year. The lease may be terminated by either party upon sixty (60) days prior written notice.

We do not have any investments or interests in any real estate. We do not invest in real estate mortgages, nor do we invest in securities of, or interests in, persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock to James Durward, a director and officer of Unitech, for services rendered to our company. The exercise price of these options is $0.18 per share.

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock at $0.18 per share to Christopher A. Kolacy, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued 9,495,792 shares of our common stock to James Durward, a director and officer of Unitech, in exchange for 100% of his shares in UCAN pursuant to the Share Exchange Agreement.

On February 10, 2004, we issued 50,000 shares of our common stock to as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.Christopher A. Kolacy, a director and officer of Unitech, for serviced rendered to our company.

James Durward and Christopher A. Kolacy are considered "promoters" of our company as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Puroil Technology Inc. ("Puroil") owns 19.05% of LogSearch, Inc., of which our 100%-owned UCAN subsidiary owns 80.95%. Puroil is 91.7% owned by James Durward, the President of our Company and the President of LogSearch. Puroil is a venture capital company that raises private equity and finances start-up companies. This structure was put in place in order to further separate the activities of UCAN and LogSearch and to provide additional capital to be used in the development of the software business without burdening UCAN or our Company with the start-up expense. LogSearch has filed a registration statement with the intention of becoming a reporting and publicly-traded issuer that will not be reliant on our Company or UCAN for its ongoing operations.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

     -    disclose such transactions in prospectuses where required;
     - disclose in any and all filings with the Securities and Exchange Commission, where required;
     -    obtain disinterested directors consent; and
     -    obtain shareholder consent where required.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

We are a development stage company that is still in the beginning stages of implementing our business plan. Our common stock is not listed on any exchange and there is no public trading market for the common stock, and there has been no market.

                   Approximate Number of Common Stock Holders

As of September 15, 2004, we had 23,242,857 shares of common stock outstanding, held by approximately 93 shareholders.

                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.

                             EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by Power Professionals, Inc. for services rendered in all capacities pre-acquisition from January 1, 2003through the fiscal year ended December 31, 2003, of all officers and directors of Power Professionals, Inc..

------------------------------ ---------- --------- ---------- ---------------
Name and Principal Underlying    Salary     Bonus      Other      Options
     Positions at 12/31/03                                      Compensation
------------------------------ ---------- --------- ---------- ---------------

Kevin Ericksteen                   $0        $0         $0            0
President/Treasurer/Director
------------------------------ ---------- --------- ---------- ---------------

Deanna Olson                       $0        $0         $0            0
Director/Secretary
------------------------------ ---------- --------- ---------- ---------------

The following table sets forth certain information concerning the compensation paid by Unitech for services rendered in all capacities to Unitech pre-acquisition from November 1, 2002 through the fiscal year ended October 31, 2003, of all officers and directors of Unitech.

------------------------------ ---------- --------- ---------- ---------------
 Name and Principal Underlying   Salary     Bonus      Other       Options
    Positions at 10/31/03                                       Compensation
------------------------------ ---------- --------- ---------- ---------------
James Durward                      $0        $0       $11,800        0
President/Treasurer/Director
------------------------------ ---------- --------- ---------- ---------------
Christopher A. Kolacy              $0        $0          $0          0
Director/Secretary
------------------------------ ---------- --------- ---------- ---------------

The following table sets forth certain information concerning the compensation paid by UCAN for services rendered in all capacities to UCAN from November 1, 2002 through the fiscal year ended October 31, 2003, of all officers and directors of UCAN.

------------------------------ ---------- --------- ---------- ---------------
Name and Principal Underlying    Salary     Bonus      Other      Options
   Positions at 10/31/03                                        Compensation
------------------------------ ---------- --------- ---------- ---------------
James Durward                      $0         $0        $0           $0
President/Treasurer/Director
------------------------------ ---------- --------- ---------- ---------------
Roger Brundrit                     $0         $0        $0           $0
President/Treasurer/Director
------------------------------ ---------- --------- ---------- ---------------

LogSearch has paid no compensation to its directors and officers

There are no employment contracts with any officers or directors of Unitech, UCAN, or LogSearch.

                        SHARES ELIGIBLE FOR FUTURE SALE.

Upon completion of the offering, we will have 23,242,857 shares of common stock outstanding. A current shareholder who is an "affiliate" of Unitech, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Unitech, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about Unitech. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three (3) months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

                                  LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for Unitech by The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008.

                    SECURITIES ACT INDEMNIFICATION DISCLOSURE

Unitech's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against
public  policy  as  expressed  in  the   Securities   Act,  and  is,   therefore
unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                                     EXPERTS

The financial statements of Unitech as of October 31, 2003, included in this prospectus have been audited by Bateman & Company, Inc., P.C., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                                 TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 21, 2004, we retained the auditing firm of Bateman & Company, Inc. P.C. and discontinued our relationship with Braverman & Company, P.C.. We had no disagreements with our former auditor and have no disagreements with our current auditor.

                                     PART II

                              FINANCIAL STATEMENTS


                                                            UNITECH ENERGY CORP.
                                                   Index to Financial Statements
                                                       October 31, 2003 and 2002
--------------------------------------------------------------------------------


Report of Independent Certified Public Accountants......................... 44

Balance Sheets -
     October 31, 2003 and 2002 ............................................ 45

Statements of Income (Loss):
     For the years ended October 31, 2003 and 2002......................... 46

Statements of Stockholders' Equity:
     For the years ended October 31, 2003 and 2002......................... 47

Statements of Cash Flows:
     For the years ended October 31, 2003 and 2002......................... 48

Notes to Financial Statements:
     October 31, 2003 and 2002........................................ 49 - 54

Index to Financial Statements Ending July 31, 2004......................... 55

[OBJECT OMITTED]
Bateman & Co., Inc., P.C.
Certified Public Accountants

                                                               5 Briardale Court
                                                       Houston, Texas 77027-2904
                                                                  (713) 552-9800
                                                              FAX (713) 552-9700
                                                          www.batemanhouston.com


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To The Board of Directors and Stockholders
Of Unitech Energy Corp.

We have audited the accompanying balance sheets of Unitech Energy Corp. (an Alberta, Canada corporation) as of October 31, 2003 and 2002, and the related statements of income (loss), stockholders; equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unitech Energy Corp. as of October 31, 2003 and 2002, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                              [GRAPHIC OMITTED][GRAPHIC OMITTED]
                                                       BATEMAN & CO., INC., P.C.

Houston, Texas
March 31, 2003



                                     Member
               INTERNATIONAL ASSOCIATION OF PRACTISING ACCOUNTANTS
                  Offices in Principal Cities Around The World

                                                            UNITECH ENERGY CORP.
                                                                  Balance Sheets
                                                       October 31, 2003 and 2002
--------------------------------------------------------------------------------

                                                                (Stated in U.S. Dollars)
                                                               October 31,    October 31,
                                                                       2003          2002
                                                              ------------- -------------
ASSETS
  Current assets:
    Cash and equivalents                                       $     91,352  $        572
    Accounts receivable, trade                                            -         1,275
    Corporate income tax refundable                                   4,664         3,918
    GST tax refundable                                                  905         5,203
                                                              ------------- -------------
      Total current assets                                           96,921        10,968
                                                              ------------- -------------

  Property and equipment, net of accumulated
    depreciation of $65,575 and $40,838                              50,784        38,530
                                                              ------------- -------------
      Total assets                                             $    147,705  $     49,498
                                                              ============= =============


LIABILITIES
  Current liabilities:
    Accounts payable and accrued expenses                      $      9,164  $      9,898
    Advances from shareholder                                             -         5,429
    Unearned revenue                                                  5,492         6,714
                                                              ------------- -------------
      Total current liabilities                                      14,656        22,041
                                                              ------------- -------------

STOCKHOLDER'S EQUITY
  Preferred stock, no par value, unlimited shares authorized,
    no shares issued and outstanding                                      -             -
  Common stock, no par value, unlimited shares authorized,
     5,717,563 and 5,592,563 shares issued and outstanding          354,405       318,714
  Retained earnings (deficit)                                      (220,526)     (277,580)
  Accumulated other comprehensive income                               (830)      (13,677)
                                                              ------------- -------------
      Total stockholder's equity                                    133,049        27,457
                                                              ------------- -------------
      Total liabilities and stockholder's equity               $    147,705  $     49,498
                                                              ============= =============

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                                 Statements of Income (Loss) For The Years Ended
                                                       October 31, 2003 and 2002
--------------------------------------------------------------------------------
                                                   (Stated in U.S. Dollars)
                                                    Years Ended October 31,
                                              ---------------------------------
                                                        2003             2002
                                              ---------------- ----------------

Revenues from sales and services               $        71,022  $        11,472

General and administrative expenses                    202,425          161,254
                                              ---------------- ----------------
    Operating income (loss)                           (131,403)        (149,782)
                                              ---------------- ----------------
Other income (expense):
  Proceeds from settlement of lawsuit,
    net of related expenses                            188,054                -
  Interest income                                          403            4,031
                                              ---------------- ----------------
    Total other income                                 188,457            4,031
                                              ---------------- ----------------
    Income before taxes on income                       57,054         (145,751)

Provision (credit) for taxes on income:                      -                -
                                              ---------------- ----------------
    Net (loss)                                 $        57,054  $      (145,751)
                                              ================ ================

Basic earnings (loss) per common share         $          0.01  $         (0.03)
                                              ================ ================

Weighted average number of shares outstanding        5,647,700        5,516,682
                                              ================ ================

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                                              Statements of Stockholders' Equity
                                                             For The Years Ended
                                                       October 31, 2003 and 2002
--------------------------------------------------------------------------------

                                                              (Stated in U.S. Dollars)
                                                                                      Accumulated
                                                                          Retained       Other
                                Preferred Stock       Common Stock        Earnings   Comprehensive
                              Shares     Amount     Shares     Amount    (Deficit)      Income           Total
                            ---------- ---------- ---------- ---------- ----------- --------------- -------------
 Balances, October 31, 2001          - $        -  5,326,250  $ 287,334  $ (131,829)      $ (14,613)    $ 140,892
 Shares issued for cash              -          -    266,313     31,380                                    31,380
 Net income (loss)                                                         (145,751)                     (145,751)
 Net other comprehensive
   income (loss) - Foreign
   currency translation                                                                         936           936
                            ---------- ---------- ---------- ---------- ----------- --------------- -------------
 Balances, October 31, 2002          - $        -  5,592,563  $ 318,714  $ (277,580)      $ (13,677)    $  27,457

 Shares issued for services          -          -    125,000     35,691                                    35,691
 Net income (loss)                                                           57,054                        57,054
 Net other comprehensive
   income (loss) - Foreign
   currency translation                                                                      12,847        12,847
                            ---------- ---------- ---------- ---------- ----------- --------------- -------------
 Balances, October 31, 2003          -  $       -  5,717,563  $ 354,405  $ (220,526)       $   (830)    $ 133,049
                           =========== ========== ========== ========== =========== =============== =============

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                                    Statements of Cash Flows For The Years Ended
                                                       October 31, 2003 and 2002
--------------------------------------------------------------------------------

                                                      (Stated in U.S. Dollars)
                                                       Years Ended October 31,
                                                    ---------------------------
                                                            2003         2002
                                                    ------------- -------------
 Cash flows from operating activities:
   Net income (loss)                                 $     57,054  $   (145,751)

   Adjustments to reconcile net income to cash
   provided (used) by operating activities:
     Depreciation                                          15,521        15,490
     Expenses paid by issuance of stock                    35,691             -
   Changes in current assets and liabilities:
     Accounts receivable, trade                             1,275        18,870
     Corporate income tax refundable                         (746)        4,302
     GST tax refundable                                     4,298        (5,203)
     Accounts payable and accrued expenses                   (734)        7,361
     Unearned revenue                                      (1,222)        6,714
                                                    ------------- -------------
       Net cash flows from operating activities           111,137       (98,217)
                                                    ------------- -------------

 Cash flows from investing activities:
   Acquisition of equipment                               (20,758)       (5,271)
                                                    ------------- -------------
       Net cash flows from investing activities           (20,758)       (5,271)
                                                    ------------- -------------

 Cash flows from financing activities:
   Increase (decrease) in advances from shareholder        (5,429)        5,429
   Proceeds from sale of common stock                      35,691        31,381
   Less, Shares issued for operating expenses             (35,691)            -
                                                    ------------- -------------
       Net cash flows from financing activities            (5,429)       36,810
                                                    ------------- -------------

 Effect of foreign exchange translation rate changes        5,830           580
                                                    ------------- -------------
       Net cash flows                                      90,780       (66,098)

 Cash and equivalents, beginning of period                    572        66,670
                                                    ------------- -------------
 Cash and equivalents, end of period                 $     91,352  $        572
                                                    ============= =============

 Supplemental cash flow disclosures:
   Cash paid for interest                            $          -  $          -
   Cash paid for income taxes                                   -             -

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                                                   Notes to Financial Statements
                                                       October 31, 2003 and 2002
--------------------------------------------------------------------------------

Note 1 - Organization and summary of significant accounting policies:
Following is a summary of our organization and significant accounting policies:

     Organization and nature of business - Unitech Energy Corp. (identified in these footnotes as "we," or the Company) is a Canadian corporation incorporated in Alberta, Canada on October 22, 1999. We are based in Calgary, Alberta, Canada. We use an October 31 fiscal year for financial reporting purposes.

     We are engaged in the exploitation of oil and gas in Canada. We own a large digital well log database, as well as a proprietary database management and analysis system. The combined system is known as LeadScan. We have begun to establish exploitation joint ventures in Canada by trading access to LeadScan for preferential participation rights and/or fees. In the future, we will use LeadScan for our own account in Canada; outside of Canada, we plan to commercialize the database management and analysis system (without the database) through a separate subsidiary, yet to be formed. To date, all of our operations have been in Canada.

     Basis of presentation - The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles.

     Foreign currency translation - Virtually all of our operations are conducted in Canada and are transacted in Canadian dollars. We keep our financial records in Canadian dollars. The accompanying financial statements have been translated into U.S. dollars using year end foreign exchange rates for assets and liabilities, average foreign exchange rates for income and expenses, and rates for common stock issuances that were in effect on the dates of the transactions. Changes from year to year resulting from differences in exchange rates are reflected in other comprehensive income.

     Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents - For purposes of the statement of cash flows, we consider all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

     Accounts receivable - Accounts receivable are evaluated by management for collectibility at least annually, and an allowance for doubtful accounts based on prior history and current evaluation of the collectibility of outstanding accounts is provided, if necessary.

     Fair value of financial instruments and derivative financial instruments - We have adopted Statement of Financial Accounting Standards number 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, receivables, and current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of our foreign exchange, commodity price or interest rate market risks.

     Accounting for long-lived assets - We account for long-lived assets under FASB Statement Number 144, Accounting for the Impairment or Disposal of Long-lived Assets. Impairment is recognized when the fair value of a long-lived asset exceeds its carrying value. At the end of the current year, no impairment of long-lived assets had occurred, in management's opinion.

     Depreciation - Office and computer equipment are stated at cost less accumulated depreciation computed principally accelerated methods over the estimated useful lives of the assets. Estimated lives of depreciable assets range from two to five years.

     Revenue Recognition - Revenue from licensing of software is recognized ratably over the term of the license. Revenues from the sale of goods or services are recognized when services have been rendered or title to goods has been transferred. The majority of the revenue reflected in the accompanying financial statements was derived from the licensing of our LeadScan database. Customers typically are granted a license for the use of the database for short periods of time, usually ranging from one month to one year, and sometimes are billed for the full amount in advance. Revenue is recognized on a straight line basis over the term of the license. Unearned amounts are reflected as unearned revenue in the accompanying balance sheet. Product support costs in connection with the database are minimal and are expensed as incurred.

     Advertising  costs - We expense the  production  costs of  advertising  the first time the advertising takes place. We have not engaged in direct-response advertising through October 31, 2003. There was no prepaid advertising reported as assets at October 31, 2003 or 2002. No advertising expense was incurred for the two years ended October 31, 2003.

     Research and development costs - Research costs are expensed in the year incurred. Development costs are expensed unless we believe a development project meets generally accepted criteria for deferral and amortization. Non-refundable reimbursements of eligible costs pursuant to Canadian government assistance programs are recorded as a reduction of research and development costs when the related costs are incurred. All costs of developing and maintaining the LeadScan system were expensed as incurred.

     Issuance  of stock  for  services  - On rare  occasions  we issue  stock in exchange for services or in satisfaction of an obligation. Such transactions are accounted for on the basis of the fair value of the goods or services received or the fair value of the equity instruments issued, whichever is more reliably measured. During the year ended October 31, 2003, a portion of the legal fees incurred in connection with the lawsuit settlement discussed below was paid by the issuance of 125,000 shares of common stock, and was valued based on the fair value of the legal services rendered.

     Federal income taxes - Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Statement of Financial Accounting Standards number 109 Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

     Investment tax credits - The benefits of investment tax credits for scientific research and development expenditures are recognized in the year the qualifying expenditure is made, provided there is reasonable assurance of recoverability. The investment tax credit receivable balance is subject to review and audit by the Canada Customs and Revenue Agency. Although we have used our best judgment and understanding of the related income tax legislation in determining the amount of the balance, it is possible that the amounts could increase or decrease by a material amount if audited by the Canada Customs and Revenue Agency.

     Net  income  per share of common  stock - We have  adopted  FASB  Statement
     Number 128, Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. During the periods presented, we did not have a complex capital structure requiring the computation of diluted earnings per share.

Note 2 - Concentration of credit risks:
At October 31, 2003, substantially all of our receivables were due from the Canadian government for taxes refundable. From time to time, the amounts on deposit in banks exceed maximum insured balances. Substantially all our regular trade customers are in the oil and gas business in Canada.

Note 3 - Property and equipment:
Property and equipment consists of:

                                          October 31,       October 31,
                                                 2003              2002
Computer hardware and software               $115,380           $78,546
Office equipment                                  401               337
Leasehold improvements                            578               485
                                   ------------------- -----------------
                                              116,359            79,368
Less, Accumulated depreciation                (65,575)          (40,838)
                                  ------------------- -----------------

  Net property and equipment                  $50,784           $38,530
                                  =================== =================

Depreciation expense was $15,521 (2003) and $17,657 (2002).

Note 4 - Corporate income tax:
We follow Statement of Financial Accounting Standards Number 109 (SFAS 109), Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and
(b) net operating loss carryforwards. No net provision (credit) for Canadian corporate income tax has been made in the accompanying statements of income
(loss) due to net operating loss carryforwards or because no recoverable taxes for prior periods were paid. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

The provision (credit) for corporate income tax consists of the following:

                                                   October 31,       October 31,
                                                         2003              2002
                                          ------------------- -----------------
Canadian income tax provision (credit)
  attributable to:
    Current operations                                $21,700          $(55,400)
    Nondeductible expenses                                300               700
    Timing differences                                    400               500
    Reduction of refundable amount due to
      absence of prior years' taxes paid                    -            54,200
    Operating loss carryover, change in deferred
      tax asset                                       (22,400)                -
                                          ------------------- -----------------
    Net refundable amount                                   -                 -
                                          =================== =================


The cumulative tax effect of significant items comprising the net deferred tax amount, at the expected rate of 38%, are as follows:

                                                   October 31,       October 31,
                                                         2003              2002
                                           ------------------ -----------------
Deferred tax asset attributable to:
  Net operating loss carryover                        $84,400          $106,800
  Investment tax credit carryover                       5,200             5,200
  Less, Valuation allowance                           (89,600)         (112,000)
                                           ------------------ -----------------
    Net deferred tax asset                                  -                 -
                                           ================== =================


At October 31, 2003, we had an unused net operating loss carryover approximating $222,000 which may be used to offset future taxable income and which expires beginning in 2008. At October 31, 2003, we also had an unused investment tax credit carryover approximating $5,200, which expires in 2010.

Note 5 - Leases:
We occupy office space under a month-to-month sublease, requiring monthly rentals of approximately $1,500. Rent expense was $13,733 (2003) and $7,185
(2002).

Note 6 - Related party transactions:
Our president has performed services for the Company from time to time for which he charges a fee, rather than, or in addition to, a salary. Fees paid approximated $11,800 (2003) and $18,600 (2002).

From time to time, our president and principal shareholder makes unsecured loans to us on a short term basis for working capital, without interest. There were no balances owing at October 31, 2003.

Note 7 - Lawsuit settlement:
In April, 2003, we settled litigation that we had filed against a company from whom we license software used in our business. Under the terms of the settlement, we received approximately $358,000 U.S. ($515,000 Cdn). In addition, we received the right to use their software without cost for a forty-three month period beginning May 1, 2003. The right to use the software is valued at approximately $29,900 ($43,000 Cdn).

In connection with the settlement, we paid contingent attorney's fees and other costs of approximately $170,000. We also agreed to pay our attorney an additional contingency fee approximating $1,445 per quarter ($2,076 Cdn) throughout the forty-three month period the software is to be used, payable only if the software usage agreement is honored.

Note 8 - General and administrative expenses:
General and administrative expenses consist of the following:

                                                   October 31,       October 31,
                                                         2003              2002
                                          ------------------- -----------------
Salaries and benefits                                 $98,589           $37,649
Consulting fees                                        41,675            44,873
Rent                                                   13,732             7,185
Depreciation and amortization                          15,521            15,490
Professional fees                                      10,297            24,460
Other administrative expenses                          22,611            31,597
                                          ------------------- -----------------
  Total                                              $202,425          $161,254
                                          =================== =================


Note 9 - Subsequent events:
On January 31, 2004, and effective on February 10, 2004, we entered into a stock exchange agreement with Unitech Energy Corporation, a Nevada corporation, formerly known as Power Professional, Inc. Under the agreement, Unitech (Nevada) acquired all of our outstanding common stock for cash of $385,000 (Canadian $441,202) and 16,270,000 of Unitech Nevada's restricted common stock. After the transaction, our shareholders owned a majority of Unitech Nevada's shares. Therefore, we are considered the acquiring company for accounting purposes, and the transaction will be accounted for as a "reverse merger." In the future, financial statements will be presented on a consolidated basis, and our historical results of operations and cash flows will be presented. Our asset carrying values will carry over, similar to a pooling of interests, and no goodwill will be reflected.

The cash portion of the transaction (US $385,000) will be paid out of the proceeds of a US $425,000 private placement of stock by Unitech (Nevada) concurrent with the acquisition described in the preceding paragraph.

Note 10 - New accounting pronouncements:
The following recent accounting pronouncements:

     o    FASB Statements
     o Number 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections
     o Number 146, Accounting for Costs Associated with Exit or Disposal Activities,
     o Number 147, Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9,
     o Number 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123,
     o Number 149, Amendment of Statement 133 on Derivative Investments and Hedging Activities,
     o Number 150, Financial Instruments with Characteristics of Both Liabilities and Equity,
     o    and FASB Interpretations
     o Number 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - and Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34
     o Number 46, Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51

are  not  currently  expected  to  have  a  material  effect  on  our  financial
Statements.

                                                            UNITECH ENERGY CORP.
                                                   Index to Financial Statements
                                                                   July 31, 2004
--------------------------------------------------------------------------------


Consolidated Balance Sheet -
     July 31, 2004......................................................... 56

Consolidated Statements of Operations:
     For the nine months ended July 31, 2004 and 2003...................... 57
     For the quarters ended July 31, 2004 and 2003......................... 58

Consolidated Statements of Stockholders' Equity:
     For the nine months ended July 31, 2004............................... 59

Consolidated Statements of Cash Flows:
     For the nine months ended July 31, 2004............................... 60

Notes to Interim Financial Information:
     July 31, 2004.................................................... 61 - 62

                                                      UNITECH ENERGY CORPORATION
                                                      Consolidated Balance Sheet
                                                                     (Unaudited)
--------------------------------------------------------------------------------

                                                                  July 31, 2004
ASSETS
  Current assets:
    Cash and equivalents                                            $   320,484
    Corporate income tax refundable                                       4,614
    Other receivables                                                     1,862
                                                                ---------------
      Total current assets                                              326,960
                                                                ---------------

  Property and equipment, net of accumulated
    depreciation of $78,552                                              57,779
                                                                ---------------

  Other assets:
    Deferred registration costs                                          15,000
                                                                ---------------
      Total assets                                                  $   399,739
                                                                ===============


LIABILITIES
  Current liabilities:
    Accounts payable and accrued expenses                          $     17,645
                                                                ---------------
      Total current liabilities                                          17,645
                                                                ---------------

MINORITY INTEREST                                                        57,403
                                                                ---------------

STOCKHOLDERS' EQUITY
  Common stock, par value $.001, 25,000,000 shares
   authorized, 23,242,857 shares issued and outstanding                  23,243
  Capital in excess of par value                                        743,889
  Retained earnings (deficit)                                          (387,388)
  Accumulated other comprehensive income                                (55,053)
                                                                ---------------
      Total stockholders' equity                                        324,691
                                                                ---------------
      Total liabilities and stockholders' equity                    $   399,739
                                                                ===============

The accompanying notes are an integral part of these statements

                                                      UNITECH ENERGY CORPORATION
                                           Consolidated Statements of Operations
                                                                     (Unaudited)
--------------------------------------------------------------------------------


                                                   Nine Months Ended July 31,
                                                     2004             2003
                                              --------------- ---------------

Revenues                                       $       27,317  $       56,182

General and administrative expenses                   198,827         150,404
                                              --------------- ---------------
    Operating income (loss)                          (171,510)        (94,222)
                                              --------------- ---------------

Other income (expense):
  Proceeds from settlement of lawsuit,
    net of related expenses                                 -         188,054
  Interest income                                       3,051             196
                                              --------------- ---------------
    Total other income                                  3,051         188,250
                                              --------------- ---------------
    Income (loss) before taxes on income             (168,459)         94,028

Provision (credit) for taxes on income:                     -               -
                                              --------------- ---------------
    Income (loss) before minority interest           (168,459)         94,028

Minority interest in loss of subsidiary                 1,597               -
                                              --------------- ---------------
  Net income (loss)                            $     (166,862) $       94,028
                                              =============== ===============

Basic earnings (loss) per common share         $        (0.01) $         0.01
                                              =============== ===============

Weighted average number of shares outstanding      21,052,268      17,250,000
                                              =============== ===============

The accompanying notes are an integral part of these statements

                                                      UNITECH ENERGY CORPORATION
                                           Consolidated Statements of Operations
                                                                     (Unaudited)
--------------------------------------------------------------------------------


                                                     Quarter Ended July 31,
                                                         2004            2003
                                              --------------- ---------------

Revenues                                       $            -  $       19,198

General and administrative expenses                    73,756          76,647
                                              --------------- ---------------
    Operating income (loss)                           (73,756)        (57,449)
                                              --------------- ---------------

Other income (expense):
  Proceeds from settlement of lawsuit,
    net of related expenses                                 -               -
  Interest income                                       1,637             195
                                              --------------- ---------------
    Total other income                                  1,637             195
                                              --------------- ---------------
    Income (loss) before taxes on income              (72,119)        (57,254)

Provision (credit) for taxes on income:                     -               -
                                              --------------- ---------------
    (Loss) before minority interest                   (72,119)        (57,254)

Minority interest in loss of subsidiary                 1,598               -
                                              --------------- ---------------
  Net (loss)                                   $      (70,521) $      (57,254)
                                              =============== ===============

Basic earnings (loss) per common share         $        (0.00) $        (0.00)
                                              =============== ===============

Weighted average number of shares outstanding      23,242,857      17,250,000
                                              =============== ===============

The accompanying notes are an integral part of these statements

                                                      UNITECH ENERGY CORPORATION
                                  Consolidated Statement of Stockholders' Equity
                                                                     (Unaudited)
--------------------------------------------------------------------------------

                                                                                                    Accumulated
                                                                            Capital In  Retained       Other
                                                           Common Stock      Excess Of  Earnings   Comprehensive
                                                        Shares     Amount    Par Value  (Deficit)     Income         Total
                                                    ----------- ---------- ------------ ---------- -------------- ----------
Balances, October 31, 2003, as previously reported    5,717,563  $ 354,405  $         - $ (220,526) $        (830) $ 133,049

 Effect of reverse acquisition on February 10, 2004,
   retroactively stated                              (4,717,563)  (353,405)     353,405                                    -
                                                    ----------- ---------- ------------ ---------- -------------- ----------
Balances, October 31, 2003, as restated               1,000,000      1,000      353,405   (220,526)          (830)   133,049

Return of shares by certain shareholders               (425,000)      (425)         425                                    -
Forgiveness of debt by shareholder                                               19,933                               19,933
30 for 1 forward split                               16,675,000     16,675      (16,675)                                   -
Issuance of shares to acquire Unitech Energy
  Corp. (Canada)                                      5,142,857      5,143      (25,076)                             (19,933)
Sale of shares for cash in private placement            850,000        850      424,150                              425,000
Share issuance expenses                                                         (12,273)                             (12,273)
 Net income (loss)                                                                        (166,862)                 (166,862)
 Net other comprehensive
   income (loss) - Foreign
   currency translation                                                                                   (54,223)   (54,223)
                                                    ----------- ---------- ------------ ---------- -------------- ----------
Balances, July 31, 2004                              23,242,857  $  23,243  $   743,889 $ (387,388) $     (55,053) $ 324,691
                                                    =========== ========== ============ ========== ============== ==========

The accompanying notes are an integral part of these statements

                                                      UNITECH ENERGY CORPORATION
                                           Consolidated Statements of Cash Flows
                                                                     (Unaudited)
--------------------------------------------------------------------------------

                                                   Nine Months Ended July 31,
                                                                         2004
                                                           ------------------
 Cash flows from operating activities:
   Net income (loss)                                        $        (166,862)

   Adjustments to reconcile net income to cash
   provided (used) by operating activities:
     Depreciation                                                      13,663
   Changes in current assets and liabilities:
     Other receivables                                                   (957)
     Accounts payable and accrued expenses                              8,481
     Unearned revenue                                                  (5,492)
                                                           ------------------
       Net cash flows from operating activities                      (151,167)
                                                           ------------------

 Cash flows from investing activities:
   Acquisition of equipment                                           (20,952)
                                                           ------------------
       Net cash flows from investing activities                       (20,952)
                                                           ------------------

 Cash flows from financing activities:
   Increase in minority interest                                       57,403
   Increase in deferred registration costs                            (15,000)
   Sale of shares for cash                                            425,000
   Expenses applicable to sale of shares                              (12,273)
                                                           ------------------
       Net cash flows from financing activities                       455,130
                                                           ------------------


 Effect of foreign exchange translation rate changes                  (53,879)
                                                           ------------------
       Net cash flows                                                 229,132

 Cash and equivalents, beginning of period                             91,352
                                                           ------------------
 Cash and equivalents, end of period                        $         320,484
                                                           ==================

 Supplemental cash flow disclosures:
   Cash paid for interest                                   $               -
   Cash paid for income taxes                                               -

The accompanying notes are an integral part of these statements

NOTES TO INTERIM FINANCIAL INFORMATION July 31, 2004

The accompanying unaudited interim financial statements include all adjustments which in the opinion of management are necessary in order to make the accompanying financial statements not misleading, and are of a normal recurring nature. However, the accompanying unaudited financial statements do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows and stockholders' equity in conformity with generally accepted accounting principles. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in Unitech Energy Corp.'s audited financial statements for the period ended October 31, 2003. Operating results for the three and nine months ended July 31, 2004, are not necessarily indicative of the results that can be expected for the year ended October 31, 2004.

Note 1 - Reverse acquisition:

On January 31, 2004, and effective on February 10, 2004, we entered into a stock exchange agreement with Unitech Energy Corporation, a Nevada corporation, formerly known as Power Professionals, Inc. Under the agreement, Unitech (Nevada) acquired all of our outstanding common stock for cash of $385,000 (Canadian $441,202) and 16,270,000 of Unitech Nevada's restricted common stock. After the transaction, our shareholders owned a majority of Unitech Nevada's shares. Therefore, we are considered the acquiring company for accounting purposes, and the transaction was accounted for as a "reverse merger." In the future, financial statements will be presented on a consolidated basis, and our historical results of operations and cash flows will be presented. Our asset carrying values will carry over, similar to a pooling of interests, and no goodwill will be reflected.

The cash portion of the transaction (US $385,000) was paid out of the proceeds of a US $425,000 private placement of stock by Unitech (Nevada) concurrent with the acquisition described in the preceding paragraph.

Note 2 - Principles of consolidation:

The accompanying financial statements include the accounts of Unitech Energy Corporation, a Nevada corporation, Unitech Energy Corp., a Canadian corporation, and LogSearch, Inc., an 80%-owned subsidiary of Unitech (Canada) that was formed in March, 2004. All intercompany transactions have been eliminated.

Note 3 - Deferred registration costs:

Our subsidiary, LogSearch, Inc., has filed a registration statement with the Securities and Exchange Commission. In that connection, $15,000 of expenses attributable to the filing were incurred, and have been deferred until the shares being registered are sold. At that time, the deferred costs will be charged to Capital In Excess of Par Value.

Note 4 - Stock options:

On February 10, 2004, our Board of Directors approved the 2004 Equity Incentive Plan. It authorizes the Board or a committee to grant options, stock appreciation rights, restricted stock, and deferred stock awards to our officers, other key employees, and consultants. A total of 2,000,000 shares of common stock are available and reserved for issuance under the Plan. On February 10, 2004, we granted nonqualified options to purchase 768,800 shares of our common stock at an option price of $0.18 per share. They become effective upon the Company's initial trading date. All of the options are fully vested. A summary of options outstanding follows:

                                                   Option Price        Shares
       Options outstanding at beginning of year               -             -
       Options issued February 10, 2004                   $0.18       768,800
                                                                -------------
       Options outstanding, July 31, 2004                             768,800
                                                                =============


The options expire as follows:

       Expiration Date:                                                Shares
         Two years following effective date                           668,800
         Upon termination of the Plan                                 100,000


The market value of the options on the issue date was not determinable, as no ready market existed for the shares. No compensation expense was recognized when the options were issued.

The options have not been considered in the computation of earnings per share, because we incurred a loss during the period, and their inclusion would have been antidilutive.

Note 5 - General and administrative expenses:
General and administrative expenses consist of the following:

Nine Months Ended July 31:                             2004              2003
                                        ------------------- -----------------
Salaries and benefits                               $21,408           $59,771
Consulting fees                                      94,143            41,214
Rent                                                 17,270            10,663
Depreciation and amortization                        13,663            11,640
Professional fees                                    31,829             8,953
Other administrative expenses                        20,514            18,163
                                        ------------------- -----------------
  Total                                            $198,827          $150,404
                                        =================== =================

                                    PART III

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Unitech's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of Unitech. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Unitech. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Bylaws of Unitech provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Unitech, absent a finding of negligence or misconduct in office.

Unitech's Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:
                                             Amount
                                     --------------
 SEC registration fee                   $    608.50
 Printing and engraving expenses        $    300.00
 Legal Fees                             $ 20,000.00
 Accountants' fees and expenses         $  4,800.00
 Transfer agent's and registrar's fees  $    750.00
     and expenses
 Miscellaneous                          $      0.00
                                     --------------
 Total                                  $ 26,458.50

The Registrant will bear all of the expenses shown above.

                     RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On February 10, 2004, we purchased 850,000 shares of common stock of UCAN in exchange for an total investment of $425,000, or $0.50 per share.

On February 10, 2004, we issued 16,270,000 shares of our common stock to the shareholders of UCAN in exchange for 100% of all of the UCAN shareholders' common stock held by them in UCAN pursuant to the Share Exchange Agreement.

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock at $0.18 per share to James Durward, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock at $0.18 per share to Christopher A. Kolacy, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued 50,000 shares of our common stock to Christopher
A. Kolacy, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued options to purchase 334,400 shares of our common stock at $0.18 per share to Dalco Capital, Ltd. for consulting services rendered to Unitech in connection with the share exchange between Unitech and UCAN.

On February 10, 2004, we issued options to purchase 334,400 shares of our common stock at $0.18 per share to Taurus Capital Group, Corp. for consulting services rendered to Unitech in connection with the share exchange between Unitech and UCAN.

The foregoing shares were issued in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Regulation D and
Section 4(2) of the Securities Act of 1933, as amended ("Act"). The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and the investors identified they were sophisticated as to the investment decision and in most cases we reasonably believed the investors were "accredited investors" as such term is defined under Regulation D based upon statements and information supplied to us in writing and verbally in connection with the transactions. We never utilized an underwriter for an offering of our securities and no sales commissions were paid to any third party in connection with the above-referenced sales. Other than the securities mentioned above, we have not issued or sold any securities.

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                                    EXHIBITS

The following exhibits are filed as part of this Registration Statement:

                  Exhibit
                  Number                    Description

        3.1      Articles of Incorporation (1)
        3.2      Certificate of Amendment (2)
        3.3      Bylaws (1)
        3.4      2004 Equity Incentive Plan
        3.5      Share Exchange Agreement (2)
        3.6      Certificate of Correction
        3.7      Rival Agreement(3)
        3.8      Sub Lease Agreement
        5.1      Legal Opinion and Consent of Counsel
        21.1     Subsidiaries
        23.1     Consent of Independent Auditors

(1) See Form 10SB12G filed on May 15, 2001 and amended on May 24, 2001 is incorporated by reference.
(2) See Form 8K filed on February 13, 2004 and amended on April 7, 2004 and April 14, 2004.
(3)  Confidential Treatment Requested



                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Unitech pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada.

Unitech Energy Corp.


By: /s/ James Durward                            Date: September 21, 2004
    -----------------
        James Durward, Principal Executive Officer

By: /s/James Durward                             Date:September 21, 2004
    ----------------
       James Durward, Principal Accounting Officer


     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.


By: /s/ James Durward                            Date: September 21, 2004
  --------------------
        James Durward, Director


By: /s/Christopher A. Kolacy                     Date: September 21, 2004
    ------------------------
       Christopher A. Kolacy, Director

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